EXHIBIT 10.1

FINANCING AGREEMENT

Dated as of August 14, 2014

by and among

MIDWEST ENERGY EMISSIONS CORP., a Delaware corporation
as Borrower,

MES, INC., a North Dakota corporation
as Guarantor

and

AC MIDWEST ENERGY LLC, a Delaware limited liability company, as Lender
______________________________________________________________________________

$10,000,000 SENIOR SECURED CONVERTIBLE NOTE

AND

WARRANT TO PURCHASE SHARES OF

COMMON STOCK
______________________________________________________________________________

TABLE OF CONTENTS

EXHIBITS
Exhibit A	Note
Exhibit B	Warrants
Exhibit C	Security Agreement
Exhibit D	Fee Letter
Exhibit E	Collateral Assignment of EERCF License Agreement
Exhibit F	Compliance Certificate
Exhibit G	Intercreditor Agreement
Exhibit H	Investor/Registration Rights Agreement
Exhibit I	Prior Junior Convertible Notes
Exhibit J	Prior Senior Convertible Notes

FINANCING AGREEMENT

This FINANCING AGREEMENT (as modified, amended, extended, restated, amended and restated and/or supplemented from time to time, this “Agreement”), dated as of August 14, 2014 is being entered into by and among Midwest Energy Emissions Corp., a Delaware corporation, (the “Borrower”), MES, Inc., a North Dakota corporation (“MES”) as a Guarantor (as hereinafter defined), and AC Energy Midwest LLC, a Delaware limited liability company (the “Lender”).

RECITALS

WHEREAS, the Borrower has authorized issuance of a new series of senior secured convertible notes of the Borrower;

WHEREAS, Lender wishes to purchase, and the Borrower wishes to sell, at the Closing, upon the terms and conditions stated in this Agreement, a senior secured convertible note in the principal amount of $10,000,000, in substantially the form attached hereto as Exhibit A (the Note”), which Note shall be convertible into Common Stock (as hereinafter defined) in accordance with the terms set forth in this Agreement;

WHEREAS, in connection with the sale of the Note at the Closing, and as an inducement to the Lender to purchase the Note, the Borrower wishes to issue to the Lender at the Closing, upon the terms and conditions stated in this Agreement, a warrant to purchase an aggregate of 12,500,000 shares of common stock, par value $.001 per share, of the Borrower (or any capital stock issued in substitution or exchange for, or otherwise in respect of, such common stock) (the “Common Stock”), in substantially the form attached hereto as Exhibit B (the “Warrant”); should Lender elect to have the Warrant subdivided into multiple warrants then each such warrant shall comprise a “Warrant” and they shall collectively comprise the “Warrants.”

WHEREAS, Borrower and Lender are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506(b) of Regulation D (“Regulation D”) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Borrower, MES and Lender are executing and delivering a Security Agreement, substantially in the form attached hereto as Exhibit C (the “Security Agreement”), pursuant to which substantially all of the assets of the Borrower and MES will be pledged as Collateral to secure the Obligations; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Borrower and the Lender are executing and delivering a Fee Letter, substantially in the form attached hereto as Exhibit D (the “Fee Letter”), pursuant to which the Borrower shall pay and reimburse the Lender for itself and on behalf of the Lender for fees and expenses incurred in connection with the transactions contemplated hereunder.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Borrower, MES, and the Lender hereby agree as follows:

ARTICLE 1

DEFINITIONS; CERTAIN TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“1933 Act” has the meaning set forth in the Recitals.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business line, unit or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, with respect to a specified Person, another Person that (i) is a director or officer of such specified Person, or (ii) directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Asset Sale” means the sale, lease, license, conveyance or other disposition of any assets or rights of a Credit Party other than a sublicense to a customer of the right to use any of the Intellectual Property of a Credit Party for its own account in the ordinary course of business.

“Bankruptcy Law” has the meaning set forth in Section 10.1(c).

“Business Day” means any day other than Saturday or Sunday or any day that banks in New York, New York are required or permitted to close.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into, or exchangeable for, Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalent Investment” means, at any time, (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Lender.

“Cash Pay Interest Rate” means a rate per annum equal to zero percent (0%) through August 13, 2015, two percent (2%) from August 14, 2015 through August 13, 2016 and twelve percent (12%) from August 14, 2016 until the payment of the Note in full.

“Change of Control” means one or more related transactions in which (A) a Credit Party shall, directly or indirectly, (i) consolidate or merge with or into another Person (whether or not the Credit Party is are the surviving corporation), (ii) sell, assign, transfer, lease, license, convey or otherwise dispose of all or substantially all of the properties or assets of a Credit Party to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock or other equity interests (not including any shares of Common Stock of other equity interests held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock or equity interests of a Credit Party, or (v) reorganize, recapitalize or reclassify its Common Stock or other equity interests, (B) that with respect to Borrower, any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding Common Stock, or (C) the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Fee” shall mean $100,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the “Collateral” as defined in the Security Agreement.

“Collateral Assignment of EERCF License Agreement” means the agreement dated as of the Closing Date in the form of Exhibit E by and between the Lender and MES.

“Common Stock” has the meaning set forth in the Recitals.

“Compliance Certificate” means a certificate signed by a responsible officer of the Borrower, in substantially the form attached hereto as Exhibit F and reasonably satisfactory to the Lender.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contracted Units” means coal-fired units that are contracted under a master supply agreement, or a similar agreement, for the purchase of MES’ products that are expected to generate at least $1,500,000 of annualized revenue starting on or after May 1, 2016, provided that if multiple coal-fired units are located at the same customer location or multiple locations, and they individually do not meet the minimum expected revenues (or cumulatively exceed the minimum expected revenues), they can be added together to determine cumulative expected revenues to comprise one or more units, to the extent that they meet the minimum (or multiples thereof) cumulatively.

“Contracted Units Revenue” means the amount of revenue generated from Contracted Units.1

“Contracted Customers” means the owners of the Contracted Units obtained pursuant to a master supply agreement or a similar agreement with MES.

“Control” means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of a Person or (ii) to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Deposit Accounts” means the following bank account of a Credit Party subject to a deposit account control agreement as required by the Lender: US Bank, 600 Demers Avenue, Grand Forks, ND 58201 – Account #163070886912.

“Conversion Price” shall initially mean $1.00 per share (and shall be further subject to adjustment as provided in Section 2.10 hereof) but shall be reduced to $.75 per share (or an adjusted amount if the Conversion Price in effect prior to such reduction is so reduced pursuant to Section 2.10 hereof) if the Borrower’s and its Subsidiaries’ consolidated EBITDA as of the date of the Borrower’s 10-K filing for the fiscal year ending December 31, 2015 is less than $2,500,000 (and shall be further subject to adjustment as provided in Section 2.10 hereof).

“Conversion Shares” means those shares of Common Stock or other securities issuable pursuant to the terms of the Note, including, without limitation, upon conversion, amortization and in payment of principal and interest or otherwise.

“Credit Party” means the Borrower and each Guarantor.

“Cure Notice” has the meaning set forth in Section 10.3.

“Current Equity Incentive Plans” means the Borrower’s 2014 Equity Incentive Plan, calling for the issuance of up to 2,500,000 shares of Common Stock and the Borrower’s 2005 Equity Incentive Plan as amended in 2009, calling for the issuance of up to 454,545 shares.

“Current Interest Rate” means a rate per annum equal to twelve percent (12%), as adjusted pursuant to the terms of Section 2.2.

 “Custodian” has the meaning set forth in Section 10.1(d).

“Default Rate” means a rate equal to the Current Interest Rate plus three percent (3.0%) per annum.

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Collateral in excess of $250,000 in the aggregate for any Fiscal Year.

“Diligence Date” has the meaning set forth in Section 7.14.

“Disqualification Event” has the meaning set forth in Section 7.43.

“DTC” has the meaning set forth in Section 6.5.

“EBITDA” means, as of any date of determination, for a specified period ending on such date of determination, an amount equal to (a) Net Income, plus (b) in each instance to the extent deducted in the computation of Net Income and without duplication, (i) depreciation, amortization and other non-cash charges (including, but not limited to, common stock or other equity linked securities issued as compensation for services, imputed interest and deferred compensation which is deferred as a result of the requirement to comply with the covenant set forth in Section 8.1(d) hereof) for such period, but excluding non-cash charges that are an accrual or reserve for a cash expenditure or payment to be made in a future period, plus (ii) interest expense, plus (iii) fees paid during such period to Lenders pursuant to this Agreement, plus (iv) income taxes for such period, all as computed per the methodologies utilized in generating the projections upon which the Financial Covenants in Section 8.1 were based.

“EERCF” means Energy and Environmental Research Center Foundation.

“EERCF License Agreement” means that certain Exclusive Patent and Know-How License Agreement between MES and EERCF dated as of January 15, 2009, as amended.

“Eligible Market” means the NYSE MKT LLC, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market or The New York Stock Exchange, Inc. (or any successors to the foregoing).

 “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of their respective Subsidiaries or ERISA Affiliates.

“Environmental Laws” means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, the exposure of humans thereto, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all regulatory authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices of violation or similar notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Equity Interests” means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, whether or not such debt security includes the right of participation with Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, as to any Credit Party, any trade or business (whether or not incorporated) that is a member of a group which includes such Credit Party and which is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standards of Sections 412 and 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to by a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt of a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” has the meaning set forth in Section 10.1.

“Event of Default Notice” has the meaning set forth in Section 10.2(a).

“Event of Default Redemption” has the meaning set forth in Section 10.2(a).

“Event of Default Redemption Notice” has the meaning set forth in Section 10.2(a).

“Event of Loss” means any Destruction to, or any Taking of, any asset or property of a Credit Party.

“Extraordinary Receipts” means any cash received by a Credit Parties outside the ordinary course of business (and not consisting of proceeds described in Sections 2.3(b)(i), (b)(ii), (b)(iii), (b)(iv) or (b)(vii)), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions and (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action.

“Fee Letter” has the meaning set forth in the Recitals.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Funds Flow Letter” has the meaning set forth in Section 4.1(b).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means (i) MES, (ii) each other Subsidiary of a Borrower other than RCF, and (iv) each other Person which guarantees all or any part of the Obligations.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a holder of a Security which shall be the Lender or an assignee thereof.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, notes or similar instruments whether convertible or not, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; (viii) banker’s acceptances; (ix) the balance deferred and unpaid of the purchase price of any property or services due more than three months after such property is acquired or such services are completed; (x) Hedging Obligations; and (xi) obligations under convertible securities of a Credit Party. In addition, the term “Indebtedness” of a Credit Party includes (a) all Indebtedness of others secured by a Lien on any assets of a Credit Party or their respective Subsidiaries (whether or not such Indebtedness is assumed by a Credit Party or their respective Subsidiaries), and (b) to the extent not otherwise included, the guarantee by a Credit Party of any Indebtedness of any other Person.

“Insolvent” means, with respect to a Credit Party or its Subsidiaries (taken as a whole and without consideration of any intercompany Indebtedness amongst a Credit Party or its Subsidiaries), (i) the present fair saleable value of a Credit Party or its Subsidiaries’ assets is less than the amount required to pay a Credit Party or its Subsidiaries’ total Indebtedness as applicable, (ii) a Credit Party and/or its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) a Credit Party and/or its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature in the ordinary course of business or (iv) a Credit Party and/or its Subsidiaries have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property Rights” has the meaning provided in Section 7.11.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date in the form of Exhibit G by and among the Borrower, the Lender and the Prior Senior Convertible Noteholder Agent.

“Interest Date” has the meaning provided in Section 2.2(a).

“Inventory” has the meaning provided in the UCC.

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt security or Equity Interest, by making any loan or advance, by becoming contingently liable in respect of obligations of such other Person or by making an Acquisition.

“Investor/Registration Rights Agreement” means that certain Investor/Registration Rights Agreement dated as of the Closing Date in the form of Exhibit H by and between the Borrower and the Lender.

“Irrevocable Transfer Agent Instructions” has the meaning set forth in Section 2.8(b).

“Issuance Date” has the meaning provided in Section 2.2(a).

“Issuer Covered Person” has the meaning set forth in Section 7.43.

“Lender” has the meaning set forth in the introduction.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease or license in the nature thereof, any option or other agreement to sell or give a security interest in.

“Management Annualized Compensation” means the annualized cash compensation earned and paid in the period by Borrower and/or MES to Alan Kelley, Richard Gross, Marc Sylvester, Jim Trettel or any other member of the Borrower’s or MES’ management team (exclusive of cash payments for sales commissions earned and paid to Marc Sylvester or any other sales personnel of the Borrower and/or MES).

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, the Collateral, results of operations, condition (financial or otherwise) or prospects of a Credit Party and/or its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and by the other Transaction Documents, or on the authority or ability of the a Credit Party and/or its Subsidiaries to fully and timely perform its obligations under any Transaction Document.

“Material Contract” means (a) from and after the incurrence of any Indebtedness permitted under clause (vii) of the definition of “Permitted Indebtedness,” the operative documentation evidencing such Indebtedness, and (b) any contract or other arrangement to which a Credit Party and/or its Subsidiaries is a party (other than the Transaction Documents) that generates gross profit to a Credit Party and/or its Subsidiaries of $250,000 or more in any year including, without limitation, the EERCF License Agreement.

“Maturity Date” means the earlier of (a) July 31, 2018, and (b) such earlier date as the unpaid principal balance of the Note becomes due and payable pursuant to the terms of this Agreement and the Note.

“Mortgage” means a mortgage or deed or trust, in form and substance reasonably satisfactory to the Lender, as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Income (Loss)” means, as of any date of determination, as determined in accordance with GAAP, when calculated for a specified period ending on such date of determination, the aggregate of the net income (loss) of a Credit Party and its Subsidiaries for such period (but excluding to the extent included therein any extraordinary gains or losses), provided, that, the effect of any change in accounting principles adopted by a Credit Party and its Subsidiaries, after the date hereof shall be excluded. For the purpose of this definition, net income excludes any gain or loss, together with any related provision for taxes for such gain or loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Equity Interests of a Credit Party and its Subsidiaries, and any net income realized as a result of changes in accounting principles or the application thereof to a Credit Party and its Subsidiaries.

“Note” and “Notes” has the meaning set forth in Section 2.1.

“Obligations” means any and all obligations, liabilities and indebtedness, including without limitation, principal, interest (including, but not limited to, interest calculated at the Default Rate and post-petition interest in any proceeding under any Bankruptcy Law), and other fees, costs, expenses and other charges and other obligations under the Transaction Documents, of the Credit Parties to the Lender and other Holders of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law, in all such cases, arising under this Agreement or any of the other Transaction Documents.

“Other Taxes” has the meaning set forth in Section 2.6(b).

“Outside Legal Counsel” means Taft, Stettinius & Hollister LLP.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 and 430 of the Code or Section 302 of ERISA.

“Permitted Dispositions” means (i) sales of inventory or equipment to customers in the ordinary course of business, (ii) disposals of obsolete, worn out or surplus equipment in the ordinary course of business, (iii) the granting of Permitted Liens, and (iv) the licensing of patents, trademarks, copyrights and other Intellectual Property Rights in the ordinary course of business consistent with past practice.

“Permitted Indebtedness” means (i) Indebtedness outstanding under the Notes and the other Transaction Documents, (ii) Indebtedness outstanding as of the Closing Date as set forth on Schedule 7.8, (including the Prior Convertible Notes), (iii) unsecured guaranties in the ordinary course of business of the obligations of suppliers, customers and licensees of a Credit Party and/or its Subsidiaries, (iv) Indebtedness which may be deemed to exist pursuant to any unsecured guaranties with respect to surety and appeal bonds, performance bonds, bid bonds and similar obligations incurred in the ordinary course of business, (v) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business, (vi) intercompany Indebtedness of a Credit Party to another Credit Party; provided, all such intercompany Indebtedness described in this clause (vi) shall be evidenced by notes, which shall be pledged to the Lender and have such terms as the Lender may reasonably require (including, without limitation, to the extent commercially practicable, the grant of a Lien in favor of the applicable Credit Party to secure such Indebtedness), (vii) purchase money Indebtedness and Indebtedness incurred in connection with any capital lease transaction provided the aggregate principal amount of all such Indebtedness at any time outstanding shall not exceed $250,000; (viii) Indebtedness for which the proceeds will be used specifically to repayment the Prior Convertible Notes provided such new Indebtedness is subordinated to Indebtedness represented by the Notes in a manner satisfactory to the Lender and any other Holders in their sole and absolute discretion; and (ix) other unsecured Indebtedness in an aggregate amount not to exceed $250,000 at any time outstanding; provided further that indebtedness incurred in the purchase of equipment and associated items to be used for the fabrication and/or resale of the same to customers pursuant to existing product orders shall be deemed to constitute Permitted Indebtedness if approved by Lender after submission of appropriate documentation to make an informed decision, which approval shall not be unreasonably withheld.

“Permitted Liens” means (i) Liens in favor of the Lender granted pursuant to any Security Document, (ii) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (A) are not yet delinquent or (B) do not have priority over Lender’s Liens for which the underlying taxes, assessments, charges or levies are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (iii) Liens securing judgments for the payment of money not constituting an Event of Default, (iv) Liens outstanding as of the Closing Date as set forth on Schedule 7.8, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date, (v) the interests of lessors under operating leases and licensors under license agreements in each case entered into in the ordinary course of business of the Credit Parties and their Subsidiaries, (vi) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, in each case incurred in the ordinary course of business and not in connection with the borrowing of money and either (A) for amounts that are not yet delinquent or (B) for amounts that are no more than 30 days overdue that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserves or appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (vii) Liens incurred in the ordinary course of business in connection with workers’ compensation and other unemployment insurance, or to secure the performance of tenders, surety and appeal bonds, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), in each case so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof, (viii) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, (ix) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property, (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, (xi) Liens securing Permitted Indebtedness described in clause (vii) of the definition of “Permitted Indebtedness” so long as such Liens encumber only those assets acquired with the proceeds of such Indebtedness and (xiii) to the extent constituting Liens, encumbrances in favor of correspondents or agents on account of fulfilled wire transfers for which payment has not been received.

“Permitted Redemption” means the redemption of Notes permitted pursuant to Section 2.3(b).

“Permitted Redemption Amount” has the meaning set forth in Section 2.3(a)(i).

“Permitted Redemption Date” means the date on which the Borrower has elected to redeem the Note in accordance with Section 2.3(a).

“Permitted Redemption Notice” has the meaning set forth in Section 2.3(a)(i).

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“PIK Amount” has the meaning set forth in Section 2.2(b).

“Placement Agent” has the meaning set forth in Section 7.17.

“Plan” means any Multiemployer Plan or Pension Plan.

“Principal Market” means the OTC QB.

“Principal Payment Date” has the meaning set forth in Section 2.3(a).

“Prior Convertible Notes” means the Prior Junior Convertible Notes and the Prior Senior Convertible Notes.

“Prior Junior Convertible Notes” means those convertible notes issued by the Borrower as listed on Exhibit I attached hereto which are not secured by a lien against the Borrower’s and MES’ assets.

“Prior Senior Convertible Notes” means those convertible notes issued by the Borrower as listed on Exhibit J attached hereto which are secured by a lien against the Borrower’s and MES’ assets and which are subject to the terms of the Intercreditor Agreement.

“Prior Senior Convertible Noteholder Agent” shall mean Richard Galterio.

“Proceeding” has the meaning set forth in Section 7.15.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Price” has the meaning set forth in Section 3.1.

“RCF” means Rebel Crew Films, Inc., a California corporation.

“Related Parties” of any Person means such Person’s Affiliates or any of its respective partners, directors, agents, employees and controlling persons.

“Regulation D” has the meaning set forth in the Recitals.

“Regulation D Securities” has the meaning set forth in Section 7.43.

“Required Prepayment Date” has the meaning set forth in Section 2.3(c).

“Required Reserved Amount” has the meaning set forth in Section 7.3.

“Schedules” has the meaning set forth in ARTICLE 7.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning in Section 7.30.

“Security” or “Securities” means the Note, the Conversion Shares, the Warrant and the Warrant Shares.

“Securities Pledge Agreement” means that certain Securities Pledge Agreement dated as of the Closing Date in the form of Exhibit K by and between the Borrower and the Lender.

“Security Agreement” has the meaning set forth in the Recitals.

“Security Documents” means the Security Agreement, the Collateral Assignment of EERCF License Agreement, the Securities Pledge Agreement, and all other instruments, documents and agreements delivered by the Credit Parties in order to grant to the Lender, a Lien on any real, personal or mixed Property of the Credit Parties as security for the Obligations.

“SG&A” means the Borrower’s and its Subsidiaries’ (determined on the consolidated basis) selling, general and administrative expenses plus the professional fees as set in the Borrower’s and its Subsidiaries’ consolidated financial statements, excluding non-cash charges (including, but not limited to: (i) common stock or other equity linked securities issued as compensation for services; (ii), professional fees incurred in connection with the transactions contemplated under this Agreement and in connection with any future equity of debt financing transactions which have been consented to by Lender from time to time; and (iii) any extraordinary expenses incurred by the Borrower’s and/or its Subsidiaries which have been approved by Lender).

“Subsidiaries” has the meaning set forth in Section 7.1.

“Taking” means any taking of any property of a Credit Party or any of its Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use of such assets or any portion thereof, by any Governmental Authority, civil or military (i) in excess of $250,000 in the aggregate for any Fiscal Year or (ii) that results, either individually or in the aggregate, in a Material Adverse Effect.

“Taxes” has the meaning set forth in Section 2.6(a).

“Transaction Documents” means this Agreement, the Note, the Warrant Documents, the Security Documents, the Fee Letter, the Intercreditor Agreement, the Investor/Registration Rights Agreement, the Irrevocable Transfer Agent Instructions and each of the other agreements, documents and certificates entered into by the parties hereto in connection with the transactions contemplated by this Agreement.

“UCC” has the meaning set forth in Section 7.13.

“Unasserted Contingent Obligations” means Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Obligation) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Waivable Mandatory Prepayment” has the meaning set forth in Section 2.3(c).

“Warrant” has the meaning set forth in the Recitals.

“Warrant Documents” means, collectively, the Warrant, the certificates representing the Warrant Shares, and any other agreement, document or certificate relating to any of the foregoing.

“Warrant Shares” means those shares of Common Stock or other securities for which the Warrant, and any accrued and unpaid dividends thereon, may be exercised pursuant to the terms of the Warrant.

Section 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by the Lender include good faith estimates by the Lender (in the case of quantitative determinations) and good faith beliefs by the Lender (in the case of qualitative determinations).

Section 1.3 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements delivered to Lender pursuant to Section 8.2. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein.

ARTICLE 2

BORROWERS’ AND THE BORROWER’S AUTHORIZATION OF ISSUE

Section 2.1 Senior Secured Notes. The Borrower has authorized the issue to the Lender of the Note, to be dated the date of issue thereof, to mature July 31, 2018, to bear interest as provided in Section 2.2 below and to be in the form of Exhibit A hereto (the “Note”). The Borrower shall repay the outstanding principal balance of the Note in full in cash on the Maturity Date, unless accelerated in accordance with Section 10.2, converted into Common Stock in accordance with Section 2.10 hereof or redeemed or prepaid in accordance with Section 2.4. The term “Notes” as used herein shall include the Note delivered pursuant to this Section 2.1 and each such senior secured note delivered in substitution or exchange for, subdivision of, or otherwise in respect of, the Note pursuant to any provision hereof. Should Lender elect to cause one or more persons or entities to hold a portion of the Note, then the Note may be subdivided into multiple notes and the term “Note” shall include each separate Note as the respective Holder’s interest may appear, and the term “Lender” in such instance shall refer to each Holder of a Note as his or its interest may appear.

Section 2.2 Interest. The Borrower shall pay interest on the unpaid principal amount of the Notes at the rates, time and manner set forth below:

(a) Rate of Interest. The Notes shall bear interest on the unpaid principal amount thereof from the date issued through the date Notes are paid in full in cash (whether upon final maturity, by redemption, prepayment, acceleration or otherwise) at the Current Interest Rate. Interest on the Notes shall be computed on the basis of a 360-day year and actual days elapsed and, subject to Section 2.2(b), shall be payable monthly, in arrears, on or before the last day of each calendar month (each, an “Interest Date”) during the period beginning on the date such Note is issued (the “Issuance Date”) and ending on, and including, the date on which the Obligations under the Notes are paid in full. On each such Interest Date and subject to Section 2.2(b), the Borrower shall (i) pay to the Lender or any other Holders in cash monthly installments of interest only (in arrears) at the Cash Pay Interest Rate on the then outstanding principal under the Notes and (ii) as set forth below, accrue the PIK Amount to the outstanding principal of the Notes.

(b) Interest Payments and PIK Amounts. Subject to the last sentence of Section 2.2(a), interest on the Notes payable at the Cash Pay Interest Rate shall be payable on or before each Interest Date or at any such other time the Notes become due and payable (whether by acceleration, redemption or otherwise) to the Lender on the applicable Interest Date. On each Interest Date, the then outstanding principal on the Notes shall be increased by an amount (the “PIK Amount”) equal to the difference between (i) interest accruing at the Current Interest Rate during the preceding one month period and (ii) interest accruing at the Cash Pay Interest Rate during the preceding one month period, which increase shall be made to all outstanding principal balance of the Notes on a ratable basis. Each Interest Date shall be considered the last day of an accrual period for U.S. federal income tax purposes. Any payment of interest that accrues at the Cash Pay Interest Rate due and owing on the Notes shall be made by cash only by wire transfer of immediately available funds.

(c) Default Rate. At the election of the Lender and following the delivery of written notice of such election to the Borrower following the occurrence and during the continuation of any Event of Default (or automatically while any Event of Default under subsection 10.1(c) or 10.1(d) exists), the Notes shall bear interest (including post-petition interest in any proceeding under any Bankruptcy Law) on the unpaid principal amount thereof at the Default Rate from the date of receipt of such written notice through and including the date such Event of Default is waived or, to the extent expressly provided herein, cured. In the event that such Event of Default is subsequently waived or, to the extent expressly provided herein, cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such waiver or cure; provided that interest as calculated and unpaid at the Default Rate during the continuance of such Event of Default shall continue to be due to the extent relating to the days after the imposition of the Default Rate as set forth above through and including the date on which such Event of Default is waived or, to the extent expressly provided herein, cured. All such interest shall be payable to the Lender on demand of the Lender or other Holders.

(d) Savings Clause. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lender or other Holders received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the principal amount then outstanding under the Note to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrower.

Section 2.3 Scheduled Principal Redemptions.

(a) Commencing on August 1, 2016 and continuing on the first Business Day of each quarter thereafter (i.e., the periods commencing November 1, February 1 and May 1, each, a “Principal Payment Date”), Borrower shall pay principal on the Notes equal to seven and one half percent (7.5%) of the outstanding principal amount of the Notes as of August 1, 2016 (before giving effect to the prepayment), with a final payment of all outstanding principal together with such other amounts as shall then be due and owing from Borrower to Lender under the Notes and this Agreement on the Maturity Date or the date on which the indebtedness evidenced hereby is accelerated as provided herein; provided, however, in lieu of receiving payments of principal on the Notes, the Lender or any of the other Holders may elect to exercise its or their conversion rights with respect to such payment in accordance with Section 2.10 hereof.

(b) Permitted Redemption.

(i) Subject to the Lender’s conversion rights set forth in Section 2.10 hereof, on or after July 31, 2016, the Borrower may, at its option, elect to pay to the Lender and any of the other Holders the Permitted Redemption Amount (as defined below), on the specified Permitted Redemption Date, by redeeming, in whole, amounts outstanding under the Notes (the “Permitted Redemption”). On or prior to the date which is the third (3rd) Business Day prior to the proposed Permitted Redemption Date, the Borrower shall deliver written notice (the “Permitted Redemption Notice”) to the Lender and any of the other Holders stating: (i) that the Borrower elects to redeem the Notes pursuant to the Permitted Redemption and (ii) the proposed Permitted Redemption Date. The “Permitted Redemption Amount” shall be equal to the sum of one hundred five percent (105%) of the outstanding sum of: (A) the aggregate outstanding principal amount of the Notes as of the Permitted Redemption Date, (B) all accrued and unpaid interest with respect to such principal amount and all accrued and unpaid fees, in each case, with respect to the principal amount of the Note to be redeemed as of the Permitted Redemption Date (to the extent not previously added to the principal amount as set forth in subparagraph (A) immediately above), and (C) all other amounts due under the Transaction Documents with respect to the principal amount of the Note to be redeemed as of the Permitted Redemption Date.

(ii) A Permitted Redemption Notice delivered pursuant to this subsection shall be irrevocable. If the Borrower elects to redeem the Notes pursuant to a Permitted Redemption under Section 2.3(b) and the Lender or any of the other Holders do not exercise their conversion rights, then the Permitted Redemption Amount which will be paid to the Lender and if applicable, the other Holders, on the Permitted Redemption Date by wire transfer of immediately available funds.

(c) Mandatory Prepayments. Subject to the rights of conversion set forth in Section 2.10 hereof:

(i) Within five (5) days following the date of receipt by a Credit Party of any net cash proceeds in excess of $250,000 in the aggregate in any Fiscal Year from any Asset Sales (other than any Permitted Dispositions (except pursuant to clause (iii) of such definition)), the Borrower shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds. For purposes hereof, net cash proceeds of a transaction will be the cash proceeds received by a Credit Party from the transaction as reduced by the costs, fees and expenses incurred by it in negotiating and consummating the transaction.

(ii) Within five (5) days following the date of receipt by a Credit Party, or the Lender as loss payee, of any net cash proceeds from any Destruction or Taking, the Borrower shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds, provided, so long as no Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) shall have occurred and be continuing on the date of receipt thereof or caused thereby, Borrower shall have the option to apply such net cash proceeds, prior to the date that is 180 days following receipt thereof, for purposes of the repair, restoration or replacement of the applicable assets thereof, and any net cash proceeds so applied shall not be applied toward prepayment of the Notes.

(iii) Within five (5) days following the date of receipt by a Credit Party of any net cash proceeds from a capital contribution to, or the issuance of any Equity Interests of a Credit Party (other than: (A) issuances by Borrower pursuant to any employee stock or stock option compensation plan permitted pursuant to the terms of this Agreement; or (B) cash applied toward payment of the indebtedness with respect to any of the Prior Convertible Notes); or (C) non-cash conversions of indebtedness with respect to any of the Prior Convertible Notes to equity, the Borrower shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds.

(iv) Within five (5) days following the date of receipt by a Credit Party of any net cash proceeds from the incurrence of any Indebtedness of the a Credit Party (other than with respect to Permitted Indebtedness), the Borrower shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds.

(v) No later than five (5) days following the date of receipt a Credit Party of any Extraordinary Receipts, the Borrower shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such Extraordinary Receipts, provided that no payment shall be required pursuant to this Section 2.3(b)(v) unless the amount of Extraordinary Receipts received on such date exceeds $250,000 in the aggregate in any Fiscal Year.

(vi) Concurrently with any prepayment of the Notes pursuant to this Section 2.3(b), the Borrower shall deliver to the Lender a certificate of an authorized officer thereof demonstrating the calculation of the amount of the applicable proceeds.

Notwithstanding anything contained in this Section 2.3(c) to the contrary, in lieu of receiving payments of principal on the Note, the Lender or any other Holder may elect to exercise its conversion rights with respect to such payment in accordance with Section 2.10 hereof.

(d) Waiver of Mandatory Prepayments. Anything contained in Section 2.3(c) to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Notes, not less than three (3) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Lender the amount of such prepayment, and the Lender shall have the option to refuse such amount by giving written notice to the Borrower of its election to do so on or before the first Business Day prior to the Required Prepayment Date. On the Required Prepayment Date, unless the Lender has elected to waive the repayment, the Borrower shall pay to the Lender the amount of the Waivable Mandatory Prepayment, which amount shall be applied to prepay the Notes.

Section 2.4 PaymentsWhenever any payment of cash is to be made by the Borrower to any Person pursuant to the Notes or other Transaction Document, such payment shall be made in lawful money of the United States of America by a wire transfer to, subject to the next sentence, the account identified by such Person in writing to the Borrower. Whenever any amount expressed to be due by the terms of the Notes are due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which the Notes are paid in full in cash, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. Any amount due under the Transaction Documents which is not paid when due shall accrue interest at the Default Rate from the date such amount was due until the same is paid in full in cash. Such interest shall continue to accrue post-petition in any proceeding under any Bankruptcy Law. The Lender or any of the other Holders of the Notes shall have the right and is authorized to apply payments made hereunder against any or all amounts payable under the Note or under the Transaction Documents, in such order or manner as Lender or any other Holders of the Notes may in their discretion elect.

Section 2.5 Dispute Resolution Except as otherwise provided herein, in the case of a dispute as to the determination of any amounts due and owing under the Notes, the Borrower shall submit the disputed determinations or arithmetic calculations via facsimile within three (3) Business Days of receipt, or deemed receipt, of the applicable notice of dispute to the Lender or any of the other Holders. If the Lender and any of the other Holders, if applicable and the Borrower are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Lender, then the Borrower shall, within three (3) Business Days submit via facsimile the disputed determinations or arithmetic calculations to an independent outside national accounting firm mutually agreed upon by Lender and any of the other Holders, if applicable, and Borrower; provided, that if the Lender and any other Holder, if applicable, and Borrower are unable to mutually agree upon an independent outside national accounting firm to resolve such determination or calculation, each of the Lender, such other Holder and Borrower shall specify an independent outside national accounting firm and such firms shall mutually agree upon a third independent outside national accounting firm to resolve such determination or calculation. The Borrower, at the Borrower’s expense, shall cause the accountant to perform the determinations or calculations and notify the Borrower and the Lender and any of the other Holders, of the results as soon as reasonably practicable. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

Section 2.6 Taxes.

(a) Any and all payments by or on behalf of the Borrower hereunder and under any Transaction Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or with the Borrower that are or would be applicable to the Lender or other Holders, and all liabilities with respect thereto, excluding (x) (1) income taxes imposed on the net income of the Lender or other Holders (including branch profits taxes) and (2) franchise taxes imposed on the net income of the Lender or other Holders, in each case by the jurisdiction under the laws of which such Holder is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Lender or other Holders engages in business activity other than activity arising solely from the Holder having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Transaction Document and (y) any U.S. federal withholding tax or U.S. federal backup withholding tax (in the case of any Holder) that is imposed with respect to amounts payable to such Holder at the time such Holder becomes a party to this Agreement (or designates a new lending office) or is attributable to such Holder’s failure to comply with this Section 2.6 (all such non-excluded taxes, levies, imposts, deductions, charges, with the Borrower and liabilities, collectively or individually, being called “Taxes”). If Borrower must deduct any Taxes from or in respect of any sum payable hereunder or under any other Transaction Document to the Lender or other Holders: (A) the sum payable shall be increased by the amount (an “additional amount”) necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6), the Lender or such other Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions and (C) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise taxes, or similar charges or levies that arise from any payment made hereunder or under any Transaction Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Transaction Document that are or would be applicable to the Holders (“Other Taxes”).

(c) The Borrower agrees to indemnify the Lender and any other Holder for the full amount of Taxes and Other Taxes paid by Lender or any such other Holder and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Lender or other Holders absent manifest error, shall be final conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date such Holder makes written demand therefor. The Borrower shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by the Lender or other Holder, for which Borrower has previously paid any additional amount or indemnified such Holder and which leaves the Holder, after Borrower’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Lender or other Holders.

Section 2.7 Reissuance.

(a) Transfer. If any Note is to be transferred, such transfers shall be made in accordance with Section 11.8, and the Lender or other Holder shall surrender such Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Lender or other Holder a new Note (in accordance with this Section 2.7, registered as the Lender or other Holder may request, representing the outstanding principal being transferred by the Lender or other Holder and, if less than the entire outstanding principal is being transferred, a new Note (in accordance with this Section 2.7) to the Lender or other Holder representing the outstanding principal not being transferred.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note and: (i) in the case of loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower (provided, however, that if the Lender or other Holder is an institutional investor, the affidavit of an authorized partner or officer of such Lender or other Holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no separate indemnity agreement or other security shall be required, provided that the party that lost the Note shall remain liable to the Borrower should such lost note ultimately result in loss or liability to Borrower), and (ii) in the case of mutilation, upon surrender and cancellation of the mutilated Note, the Borrower shall execute and deliver to the Lender or other Holder a new Note (in accordance with this Section 2.7) representing the outstanding principal.

(c) Note Exchangeable for Different Denominations. The Notes are exchangeable, upon the surrender thereof by the Lender or other Holder at the principal office of the Borrower, for a new Note or Notes (in accordance with this Section 2.7) representing in the aggregate the outstanding principal of the surrendered Note, and each such new Note will represent such portion of such outstanding principal as is designated by the Lender or other Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Borrower is required to issue a new Note pursuant to the terms of this Agreement, such new Note: (i) shall be of like tenor with the Note being replaced, (ii) shall represent, as indicated on the face of such new Note, the principal remaining outstanding (or, in the case of a new Note being issued pursuant to paragraph (a) or (b) of this Section 2.7, the principal designated by the Lender or other Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the principal remaining outstanding under the Note being replaced immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of the Note being replaced, (iv) shall have the same rights and conditions as the Note being replaced, and (v) shall represent accrued interest on the principal of the Note being replaced, from the Issuance Date.

Section 2.8 Register; Transfer Agent InstructionsThe Borrower shall maintain at its principal executive office (or such other office or agency of the Borrower as it may designate by notice to each holder of Securities), a register for the Notes and the Warrant in which the Borrower shall record the name and address of the Person in whose name the Notes and Warrant have been issued (including the name and address of each transferee) and the principal amount of Notes held by such Person, the number of Conversion Shares issuable pursuant to the terms of the Notes and the number of Warrant Shares issuable upon exercise of the Warrant held by such Person. The Borrower shall keep the register open and available at all times during business hours for inspection of any Holder or its legal representatives. The Borrower shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, in the form of Exhibit L attached hereto (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of the Lender or its respective nominee(s), for the Conversion Shares and the Warrant Shares issued pursuant to the terms of the Note or exercise of the Warrant in such amounts as specified from time to time by the Lender to the Borrower upon conversion of the Note or exercise of the Warrant. The Borrower warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 2.8, and stop transfer instructions to give effect to Section 6.5 hereof, will be given by the Borrower to its transfer agent, and that the Securities shall otherwise be freely transferable on the books and records of the Borrower as and to the extent provided in this Agreement and the other Transaction Documents, subject to compliance with applicable securities laws that may impact transfer. If the Lender effects a sale, assignment or transfer of the Securities in accordance with Section 6.4, the Borrower shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by the Lender to effect such sale, transfer or assignment, provided such transfer is in compliance with applicable securities laws. In the event that such sale, assignment or transfer involves the Conversion Shares or the Warrant Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Lender, assignee or transferee, as the case may be, without any restrictive legend. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Lender. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Section 2.8 will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Section 2.8, that the Lender shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Section 2.9 Maintenance of RegisterNotwithstanding anything to the contrary contained herein, the Notes are registered obligations and the right, title, and interest of each Lender and its assignees in and to such Notes shall be transferable only upon notation of such transfer in a register to be maintained by the Company for so long as it acts as its own registration agent for the Notes, and by the Transfer Agent used for the Company’s Common Stock should it elect to no longer act as transfer agent for the Notes. The Notes shall only evidence a Lender’s or its assignee’s right, title and interest in and to the related Notes, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.9 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations promulgated thereunder.

Section 2.10 Conversion Rights.

(a) Right of Holders to Convert Note. All or any portion of the principal amount of the Notes may be converted at any time and from time to time, at the option of the Lender or any of the other Holders be converted into a number of validly issued, fully paid and non-assessable shares of Common Stock ( rounded down to the next closest whole share, with any fractional share amount to be paid for in cash equal to the per share price applicable to the conversion multiplied by the fractional share amount in question) equal to the quotient of (1) the principal amount of the Note plus accrued interest being converted divided by (1) the Conversion Price, determined and defined as hereinafter provided, in effect at the time of conversion (subject to adjustment as hereinafter provided). The Borrower shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses, including, without limitation, fees and expenses of the transfer agent, that may be payable with respect to the issuance and deliver of Common Stock upon conversion of any portion of the Note.

(b) Adjustments to Conversion Price. In order to prevent dilution of the conversion rights granted under this Section 2.10, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 2.10(b).

(i) Subject to Section 2.10 (b)(iii), if and whenever after the date hereof Borrower issues or sells any shares of Common Stock for consideration in an amount per share of Common Stock less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then immediately upon such issuance or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (A) an amount equal to the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to such issuance or sale, plus (y) the consideration, if any, received by Borrower upon such issuance or sale, by (B) the total number of shares of Common Stock outstanding, on a fully diluted basis, immediately after such issuance or sale. The provisions of this Section 2.10(b)(i) shall not apply to any issuances of shares of Common Stock for which an adjustment has been made pursuant to Section 2.10(b)(ii).

(ii) Subject to Section 2.10 (b)(iii), if and whenever after the date hereof Borrower shall issue or sell any options, warrants or other rights to subscribe for or purchase any shares of Common Stock or any Convertible Securities (as defined below), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such options, warrants or other rights or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then immediately upon such issuance or sale the Conversion Price then in effect shall be adjusted as provided in Section 2.10(b)(i) on the basis that (A) the maximum number of shares of Common Stock issuable pursuant to all such options, warrants or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding, (B) the price per share for such shares of Common Stock shall be deemed to be the lowest price per share at which such shares of Common Stock are available to such holders, and (C) Borrower shall be deemed to have received all of the consideration, if any, payable for such options, warrants or other rights or Convertible Securities as of the date of the actual issuance or sale thereof. No further adjustments of the Conversion Price shall be made upon the actual issuance of such Common Stock upon exercise of such options, warrants or other rights or upon the actual issuance of such Common Stock upon such conversion or exchange of such Convertible Securities. For purposes of this Agreement “Convertible Securities” shall mean evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable, with or without payment of additional consideration, for shares of Common Stock. The provisions of this Section 2.10(b)(i) shall not apply to any issuances of shares of Common Stock for which an adjustment has been made pursuant to Section 2.10(b)(i).

(iii) Notwithstanding the foregoing provisions of Sections 2.10(b)(i) and 2.10(b)(ii), there shall be no adjustment to the Conversion Price as a result of: (A) shares of Common Stock issued upon conversion of the Notes or the Prior Convertible Notes or issued to pay interest in kind in lieu of cash on the Note or the Prior Convertible Notes, (B) shares of Common Stock issued upon the exercise of (1) the Warrant, (2) the New Warrants (as defined in the Allonge to the Prior Senior Convertible Notes) and (3) the warrants to be issued to the Placement Agent as of the date hereof, (C) shares of Common Stock issued upon exercise of the existing warrants to the extent issued prior to and outstanding as of the date hereof, including, without limitation: (1) the warrants issued in connection with the Prior Convertible Notes; (2) the warrants issued to each of Arthur Peterson and James Stanley on September 19, 2013 and (3) the warrants issued to View Trade Securities, Inc. between July 30, 2013 and May 8, 2014 to purchase up to an aggregate of 572,750 shares of Common Stock at an exercise price of $0.50 per share; (D) shares of Common Stock issued pursuant to the existing employment agreements with each of R. Alan Kelley, John F. Norris, Jr., Richard H. Gross and Marc Sylvester (the “Executive Employment Agreements”), (E) shares of Common Stock issued upon exercise of the following existing options to the extent issued prior to and outstanding as of the date hereof: (1) the options issued pursuant to the 2005 Stock Option Plan (as amended in 2009), (2) the options issued in connection with the Executive Employment Agreements; and (3) the options issued to each of Keith McGee and Jim Trettel on January 1, 2014 (the forgoing clauses (A) through (E) collectively, the “Existing Issuance Obligations”), (F) securities issued in connection with the acquisition of any interest in an entity not affiliated with Borrower (whether by merger, purchase of substantially all of the assets, purchase of stock or other otherwise) which is consented to by Lender or (G) securities issued pursuant to or in connection with any strategic alliance, joint venture or corporate partnership, each with an entity not affiliated with Borrower which is consented to by Lender. Notwithstanding the foregoing, if the total amount of consideration provided for in any Existing Issuance Obligation, or the additional consideration, if any, payable upon the exercise of any Existing Issuance Obligation decreases at any time or from time to time following the date hereof (an “Existing Issuance Adjustment”, and the resulting difference, an “Existing Issuance Shortfall”), then the amount of Common Stock that could have been purchased with the Existing Issuance Shortfall prior to the Existing Issuance Adjustment shall trigger an adjustment to the Conversion Price. By way of example and not by way of limitation, if on the date hereof there is an existing outstanding warrant to purchase 100 shares of Common Stock at an exercise price of $0.50 per share, which exercise price is adjusted after the date hereof to $0.40 per share (an Existing Issuance Adjustment), the resulting Existing Issuance Shortfall would be $10.00, and the amount of Common Stock that could have been purchased with the Existing Issuance Shortfall prior to the Existing Issuance Adjustment ($10.00 divided by an exercise price of $0.50 per share, which yields 20 shares of Common Stock) shall trigger an adjustment to the Conversion Price.

(iv) In the event that the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise) into a greater number of shares of Common Stock, or shares of Common Stock shall have been issued by stock dividend, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(v) If the Common Stock issuable upon conversion of the Notes shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization, reclassification or other event, be proportionately adjusted such that the Notes shall be convertible into, in lieu of the number of shares of Common Stock which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holder upon conversion of the Notes immediately before that change.

(c) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 2.10, the Borrower at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holders of the Notes a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of the Holders of the Notes, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price, at the time in effect, and (iii) the number of shares of Common Stock and the number and amount, if any, of other securities or property which at the time would be received upon the conversion of the Notes.

(d) Mechanics and Effect of Conversion. No adjustment or allowance shall be made for interest on the principal amount of the Notes surrendered for conversion, except that upon conversion interest accrued but unpaid on the principal amount of the Notes surrendered for conversion shall, at the option of the Holder, either be paid in cash or added as PIK Interest to the principal amount of the Notes. No fractional share of Common Stock will be issued upon conversion of the Notes. In lieu of any fractional share to which Holder otherwise would be entitled, Borrower will pay to Holder in cash the amount of the unconverted principal and accrued interest balance of the Notes that otherwise would be converted into such fractional share. Upon conversion of the Notes pursuant to this Section 2.10: (i) each Holder will surrender its Note to Borrower at Borrower’s principal place of business for cancellation, and (ii) at Borrower’s expense, Borrower will issue and deliver to the Holder a certificate or certificates representing the number of shares of Common Stock to which the Holder is entitled upon such conversion, together with a check payable to the Holder for any cash amounts payable as described herein and, if applicable, a new Note for the remaining principal amount of the Note which was not converted. Upon conversion of a Note, Borrower will be forever released from all of its obligations and liabilities under the Note with respect to the amount of principal so converted thereunder.

ARTICLE 3

PURCHASE AND SALE OF NOTES

Section 3.1 Closing. In consideration for the Lender’s payment of the Purchase Price (as defined below): (i) the Borrower shall issue and sell to the Lender, and the Lender agrees to purchase from the Borrower on the Closing Date (as defined below), the Note, in substantially the form attached hereto as Exhibit A and (ii) the Borrower shall issue to Lender on the Closing Date, the Warrant to purchase 12,500,000 of shares of Common Stock. The closing (the “Closing”) of the purchase of the Note and Warrant by the Lender shall occur at the offices of Levenfeld Pearlstein, LLC, 2 North LaSalle Street, Chicago, Illinois 60602. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., Chicago time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Section 4.1 and Section 5.1 below (or such later date as is mutually agreed to by the Borrower and the Lender). The purchase price (the “Purchase Price”) of the Note to be purchased by the Lender at the Closing shall be equal to $10,000,000. On the Closing Date: (i) Lender shall pay the Purchase Price (less (x) the Closing Fee and less (y) the additional amounts withheld by it pursuant to Section 8.21 to the Borrower for the Note and Warrant to be issued and sold to the Lender at the Closing, by wire transfer of immediately available funds in accordance with the Funds Flow Letter, and (ii) the Borrower shall deliver to Lender (A) the Note which the Lender is then purchasing, duly executed by the Borrower and registered in the name of Lender or its designee and (B) the Warrant ( or subdivided into multiple warrants in the denominations as such Lender shall have requested prior to the Closing) which such Lender is then purchasing, duly executed by the Borrower and registered in the name of such Lender or its designee(s).

Section 3.2 Closing Fee. In consideration of Lender’s agreement to purchase the Note hereunder, the, Borrower has paid or shall, contemporaneously with the execution and delivery of this Agreement, pay to Lender the Closing Fee.

ARTICLE 4

CONDITIONS TO THE BORROWER’S OBLIGATIONS TO SELL

Section 4.1 Closing. The obligations of the Borrower hereunder to issue and sell the Note and the Warrant to Lender (and its designees, if any—hereafter referred to as additional “Lenders”) at the Closing are subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a) Such Lender shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Borrower.

(b) Such Lender (and each other designee, if any) shall have delivered to the Borrower the Purchase Price (less the additional amounts withheld by it pursuant to Section 8.21 for the Notes and the Warrants being purchased by such Lenders) at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Borrower in the funds flow letter (the “Funds Flow Letter”) set forth on Exhibit H attached hereto.

(c) The representations and warranties of the Lender shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such specific date).

ARTICLE 5

CONDITIONS TO EACH LENDER’S OBLIGATION
TO PURCHASE

Section 5.1 Closing. The obligation of the Lender hereunder to purchase the Note and the Warrant at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a) (i) Borrower and MES, as applicable, shall have executed and delivered to the Lender (x) the Note being purchased by such Lender at the Closing pursuant to this Agreement and (y) the Warrant being purchased by such Lender at the Closing pursuant to this Agreement, and (ii) the Borrower and MES, as applicable, shall have executed and delivered to the Lender each of the other Transaction Documents to which it is a party (other than the Transaction Documents contemplated to be executed and delivered to the Lender pursuant to the other subsections of this Section 5.1).

(b) The Borrower and MES shall have executed and delivered, or caused to be delivered, to the Lender:

(i) the Fee Letter and evidence satisfactory to the Lender that the Borrower shall pay to the Lender on the Closing Date the Closing Fee and all other fees and other amounts due and owing thereon under the Fee Letter, this Agreement and the other Transaction Documents; and

(ii) the Funds Flow Letter.

(c) The Borrower and MES, as applicable, shall have executed (to the extent applicable) and/or delivered, or caused to be delivered, to the Lender:

(i) deposit account control agreements and securities account control agreements, in form and substance satisfactory to the Lender, executed by the applicable banks, in each case as the Lender may request, including, without limitation deposit account control agreements for the Controlled Deposit Accounts;

(ii) certificates evidencing any equity interests pledged to the Lender pursuant to the Securities Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto; and

(iii) such other documents relating to the transactions contemplated by this Agreement as the Lender or its counsel may reasonably request.

(d) The Borrower and MES shall have executed and delivered, or caused to be delivered, to the Lender:

(i) a certificate evidencing its incorporation and good standing in its jurisdiction of incorporation issued by the Secretary of State of such jurisdiction, as of a date reasonably proximate to the Closing Date;

(ii) a certificate evidencing its qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which such Person is qualified to conduct business and failure to so qualify would cause a Material Adverse Effect, as of a date reasonably proximate to the Closing Date; and

(iii) a certificate, executed by the secretary of the Borrower and MES, as applicable, and dated the Closing Date, as to (A) the resolutions consistent with Section 7.2 as adopted by such Person’s board of directors (or similar governing body) in a form reasonably acceptable to the Lender, (B) the Borrower’s and MES’ articles or certificate of incorporation (or similar document) certified as of a recent date from the Secretary of State of the applicable jurisdiction, each as in effect at the Closing, (C) the Borrower’s and MES’ bylaws (or similar document), each as in effect at the Closing, and (D) no action having been taken by the Borrower, MES or their respective stockholders or directors in contemplation of any amendments to items (A), (B), or (C) listed in this Section 5.1(e)(iv), as certified in the form attached hereto as Exhibit I.

(e) The Borrower and MES shall have obtained and delivered to Lender:

(i) the opinions of Outside Legal Counsel, dated the Closing Date;

(ii) all governmental, regulatory and third party consents and approvals, if any, necessary for the execution of this Agreement and the sale and issuance of the Notes and the Warrants pursuant hereto at the Closing;

(iii) a copy of the Irrevocable Transfer Agent Instructions, which instructions shall have been delivered to and acknowledged in writing by the Borrower’s transfer agent;

(iv) searches of UCC filings in the jurisdictions of formation or incorporation of Borrower, MES and RCF, the jurisdiction of the chief executive offices of each of Borrower, MES and RCF and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(v) a certificate from the chief financial officer of the Borrower in form and substance satisfactory to the Lender, supporting the conclusions that, after giving effect to the transactions contemplated by the Transaction Documents, the Borrower and MES are not Insolvent;

(vi) certificates from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to this Agreement is in full force and effect, together with endorsements naming the Lender as additional insured and lender’s loss payee thereunder; and

(vii) unaudited consolidated and consolidating financial statements of the Borrower, MES and RCF, and for the six (6) months ended, June 30, 2014, which financial statements shall be certified by the chief financial officer of the Borrower, on behalf of the Borrower, as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of the Borrower, MES and RCF, subject to normal year end adjustments and absence of footnote disclosure.

(f) Borrower and MES shall have authorized the filing of UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the Collateral.

(g) The Borrower and MES, as applicable, shall have caused to be executed and delivered, to the Lender such landlord waivers, collateral access agreements or other similar documents as the Lender may reasonably request.

(h) Since June 30, 2014, there shall have been no change which has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(i) The representations and warranties of the Borrower and MES shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such specific date), and the Borrower and MES shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Credit Parties at or prior to the Closing Date. The Lender shall have received certificates, executed by the chief executive officer of the Borrower and MES, dated the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Lender.

(j) No Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) shall have occurred and be continuing or would result from the issuance of the Notes or Warrant at the Closing.

ARTICLE 6

LENDER’S REPRESENTATIONS AND WARRANTIES

Lender represents and warrants that:

Section 6.1 No Public Sale or Distribution. Lender is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the 1933 Act, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, Lender does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Lender is acquiring the Securities in the ordinary course of its business. Except as expressly set forth herein, such Lender does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

Section 6.2 Investor Status. Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

Section 6.3 No Governmental Review. Lender understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities, nor have such authorities passed upon or endorsed the merits of the purchase of the Securities.

Section 6.4 Transfer or Resale.Lender understands that, except as provided in the Investor/Registration Rights Agreement, the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred except pursuant to an effective registration statement or an exemption from registration; provided, however, that the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed by the Borrower to be a transfer, sale or assignment of the Securities hereunder, and no Lender effecting such a pledge of Securities shall be required to provide the Borrower with any notice thereof or otherwise make any delivery to the Borrowers pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 6.4. Lender acknowledges that due to the obligations of Borrower and MES pursuant to this Agreement, it may be privy to information regarding the Company or its Subsidiaries from time to time which is of a material, non-public nature, and Lender agrees not to trade in securities of the Company in violation of the 1933 Act or 1934 Act.

Section 6.5 Legends. Lender understands that the certificates or other instruments representing the Notes and the Warrants, and until such time as the resale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated in the Investor/Registration Rights Agreement, the certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificate):

[Neither the issuance and sale of THE SECURITIES REPRESENTED BY THIS CERTIFICATE nor the securities into which these securities are [convertible] [exercisable] HAVE BEEN] [The securities represented by this certificate have not been] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A generally acceptable FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES, PROVIDED SUCH PLEDGE IS MADE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Borrower shall issue a certificate to the holder of the Securities without such legend upon which it is stamped or to issue such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if, unless otherwise required by state securities laws: (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Borrower with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of such Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) such Securities are sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”).

ARTICLE 7

CREDIT PARTIES’ REPRESENTATIONS AND WARRANTIES

As an inducement to the Lender to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Credit Parties jointly and severally represents and warrants to each of the Lender that each and all of the following representations and warranties (as supplemented by the disclosure schedules delivered to the Lender contemporaneously with the execution and delivery of this Agreement (the “Schedules”)) are true and correct in all material respects (without duplication of any materiality qualifiers) as of the Closing Date. The Schedules shall be arranged by the Borrower in paragraphs corresponding to the sections and subsections contained in this ARTICLE 7.

Section 7.1 Organization and Qualification. The Credit Parties and each of their Subsidiaries (which, for purposes of this Agreement, means any entity in which a Credit Party, directly or indirectly, owns at least 50% of the Capital Stock or other Equity Interests) (“Subsidiaries”) are entities duly incorporated or organized and validly existing in good standing under the laws of the jurisdiction in which they are formed or incorporated, and have the requisite power and authorization to own their properties and carry on their business as now being conducted. The Credit Parties are duly qualified as foreign entities to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have, either individually or in the aggregate, a Material Adverse Effect.

Section 7.2 Authorization; Enforcement; Validity. Each of the Credit Parties has the requisite power and authority to enter into and perform its obligations under the Transaction Documents to which, in each case, such Person is a party, and, in the case of the Borrower, to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the applicable Credit Parties have been duly authorized by the applicable Credit Parties’ respective board of directors (or other governing body) and the consummation by the Credit Parties of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Note and Warrant, and the reservation for issuance and issuance of the Conversion Shares and Warrant Shares by Borrower have been duly authorized by the respective Credit Party’s board of directors (or other governing body), and (other than the filing with the SEC of one or more registration statements in accordance with the requirements of the Investor/Registration Rights Agreement, a Form D and other than filings as may be required by state securities agencies) no further filing, consent, or authorization is required by any Credit Party, its board of directors (or other governing body) or its stockholders. This Agreement and the other Transaction Documents have been duly executed and delivered by each of the Credit Parties thereto, and constitute the legal, valid and binding obligations of each of the Credit Parties party thereto, enforceable against each of such Credit Parties in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

Section 7.3 Issuance of Securities. The Note and the Warrant are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds (the “Required Reserved Amount”) the sum of (i) 135% of the maximum number of Conversion Shares issued and issuable pursuant to the Note based on the Conversion Price, (ii) 100% of the maximum number of Warrant Shares issued and issuable pursuant to the Warrant and (iii) 100% of the maximum number of shares of Common Stock issued and issuable pursuant to any Prior Senior Convertible Notes purchased by the Lender, each as of the trading day immediately preceding the applicable date of determination. Upon conversion of the Note in accordance with the terms hereof or exercise of the Warrant in accordance with the terms of the Warrant, as the case may be, the Conversion Shares and the Warrant Shares, respectively, will be duly authorized, validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the truth and accuracy of the representations and warranties of Lender set forth in ARTICLE 6 of this Agreement, the issuance by the Borrower of the Securities to the Lender is exempt from registration under the 1933 Act.

Section 7.4 No Conflicts. Except as set forth in Schedule 7.4, neither the execution, delivery and performance of the Transaction Documents by the Credit Parties party thereto, as applicable, the consummation by the Credit Parties of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Note and the Warrant and reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) will (i) result in a violation of the Credit Parties’ certificate or articles of incorporation or bylaws or other governing documents, or the terms of any Capital Stock or other Equity Interests of the Credit Parties; (ii) conflict with, or constitute a breach or default (or an event which, with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract to which the Credit Parties or any of their Subsidiaries is a party; (iii) result in any “price reset” or other material change in or other modification to the terms of any Indebtedness, Equity Interests or other securities of the Credit Parties or any of their Subsidiaries; or (iv) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, (A) any Environmental Laws, or (B) federal and state securities laws and regulations and the rules and regulations of the Principal Market), which, solely for purposes of this clause (iv), would reasonably be expected to result in a Material Adverse Effect.

Section 7.5 Consents. Except as set forth in Schedule 7.5, No Credit Party is required to obtain any consent, authorization, approval, order, license, franchise, permit, certificate or accreditation of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or authority or any other Person (including, without limitation, any stockholder of the Borrower) in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. All consents, authorizations, approvals, orders, licenses, franchises, permits, certificates or accreditations of, filings and registrations which the Credit Parties are required to make or obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date or will be obtained or made in accordance with applicable law, and each Credit Party is unaware of any facts or circumstances which might prevent any of the Credit Parties from making, obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. The Borrower is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future. The issuance by the Borrower of the Securities shall not have the effect of delisting or suspending the Common Stock from the Principal Market.

Section 7.6 Subsidiary Rights. Except as set forth on Schedule 7.6, each Credit Party has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital and other equity securities of the Guarantor as owned by such Credit Party.

Section 7.7 Equity Capitalization. As of the Closing Date, the authorized Capital Stock and the issued and outstanding Equity Interests of the Borrower and MES are as set forth on Schedule 7.7. All of such outstanding shares of Capital Stock or other Equity Interests of the Credit Parties have been duly authorized, validly issued and are fully paid and nonassessable and are owned by the Persons and in the amounts set forth on Schedule 7.7. Except as set forth on Schedule 7.7: (i) none of the Credit Parties’ Capital Stock or other Equity Interest in the Credit Parties are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Credit Parties; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interest in the Credit Parties, or contracts, commitments, understandings or arrangements by which the Credit Parties are or may become bound to issue additional Capital Stock or other Equity Interest in the Credit Parties or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interest in the Credit Parties; (iii) there are no agreements or arrangements under which the Credit Parties are obligated to register the sale of any of its securities under the 1933 Act (except pursuant to the Investor/Registration Rights Agreement); (iv) there are no outstanding securities or instruments of the Credit Parties which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Credit Parties are or may become bound to redeem a security of the Credit Parties; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (vi) none of the Credit Parties have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. Prior to the Closing, the Borrower and MES have provided to the Lenders true, correct and complete copies of (i) the Borrower’s and MES’ certificate or articles of incorporation (or other applicable governing document), as amended and as in effect on the Closing Date, and (ii) the Borrower’s and MES’ bylaws, as amended and as in effect on the Closing Date (or other applicable governing document). Schedule 7.7 identifies all outstanding securities convertible into, or exercisable or exchangeable for, shares of Capital Stock or other Equity Interests in any of the Credit Parties.

Section 7.8 Indebtedness and Other Contracts. Except as disclosed on Schedule 7.8, neither of the Credit Parties (i) have any outstanding Indebtedness, other than Permitted Indebtedness, (ii) are parties to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, or (iii) are in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness or any contract, agreement or instrument entered into in connection therewith that could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

Section 7.9 Off Balance Sheet Arrangements. Except as set forth in Schedule 7.9, there is no transaction, arrangement, or other relationship between any of the Credit Parties and an unconsolidated or other off balance sheet entity that would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

Section 7.10 Ranking of Notes. Except as provided under the Intercreditor Agreement or as set forth in Section 8.4 hereof, no Indebtedness of any of the Credit Parties or any of their Subsidiaries will rank senior to or pari passu with the Note in right of payment or collectability, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise (other than Permitted Indebtedness, which Permitted Indebtedness may be pari passu with the Note in right of payment).

Section 7.11 Title. Except as described on Schedule 7.11, each of the Credit Parties have (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property Rights), and (iv) good and marketable title to (in the case of all other personal property) all of its real property and other properties and assets owned by it which are material to the business of the Credit Parties, in each case free and clear of all liens, encumbrances and defects, other than Permitted Liens. Any real property and facilities held under lease by the Credit Parties are held by it under valid, subsisting and enforceable leases.

Section 7.12 Intellectual Property Rights. Each of the Credit Parties own or possess adequate and valid rights to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (“Intellectual Property Rights”) that are necessary to conduct its respective businesses as now conducted, and such Intellectual Property Rights are free and clear of all liens, encumbrances and defects other than Permitted Liens. None of the Credit Parties’ Intellectual Property Rights have expired or terminated, or are expected to expire or terminate within five (5) years from the Closing Date (except to the extent that any of the patents licensed to Borrower by their terms expire during such period). Except as described on Schedule 7.12: (i) the Credit Parties have no knowledge of any infringement, misappropriation, dilution or other violation by the Credit Parties of Intellectual Property Rights of other Persons; (ii) the Credit Parties have no knowledge of any infringement, misappropriation, dilution or other violation by any other Persons of the Intellectual Property Rights of the Credit Parties; (iii) there is no claim, action or proceeding pending or, to the knowledge of each of the Credit Parties, threatened in writing, against the Credit Parties regarding their Intellectual Property Rights or the Intellectual Property Rights of other Persons; and (iv) the Credit Parties are not aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. Each of the Credit Parties have taken and are taking commercially reasonable security measures, consistent with industry standards, to maintain and protect the secrecy, confidentiality and value of the Intellectual Property Rights, subject to the terms of Schedule 7.12. Without limiting the foregoing, (1) the EERCF License Agreement currently is in full force and effect and is the only agreement between EERCF, on the one hand and MES on the other hand, that provides a right or license to MES to use the Intellectual Property Rights of EERCF, (2) the patents and patent applications identified in the EERCF License Agreement, including without limitation those patents and patent applications identified on Appendix A of the EERCF License Agreement, represent the full and complete list of all patents and patent applications licensed under the License Agreement as of the date hereof, including without limitation continuations, continuations-in-part and divisions, (3) all uses by MES of the Intellectual Property Rights licensed under the EERCF License Agreement are fully compliant with the EERCF License Agreement, and to the best of the Borrower’s and MES’ knowledge, do not infringe, misappropriate or otherwise violate the Intellectual Property Rights of EERCF or any third party, (4) apart from the provisions set forth in the EERCF License Agreement, there are no contractual limitations or restrictions on commercialization by MES of the Intellectual Property Rights licensed by EERCF to MES under the EERCF License Agreement, (5) to the best of the Borrower’s and MES’ knowledge, the use by Lender of the Intellectual Property Rights of EERCF described in the EERCF License Agreement, upon exercise of its rights under the Collateral Assignment of EERCF License Agreement, if used in the same manner as such Intellectual Property Rights were used by MES as of the date hereof, will not infringe, misappropriate or otherwise violate the Intellectual Property Rights of EERCF or any third party or constitute a default under, or breach or violation of, any of the EERCF License Agreement, (6) to the best of the Borrower’s and MES’ knowledge, no US federal government agency (including without limitation the Department of Energy and the Environmental Protection Agency) has requested or exercised march-in rights (pursuant to 35 USC 203) or has filed foreign patent applications in its own name, for any of the inventions covered by the Intellectual Property Rights licensed by EERCF to MES under the EERCF License Agreement, (7) except as set forth in Schedule 7.12, neither the Borrower nor MES have delivered, nor has the Borrower or MES received, a notice of termination or a notice of breach under the EERCF License Agreement and there are no uncured defaults, events of default, violations or breaches by MES of the EERCF License Agreement, (8) to the best of the knowledge of the Borrower and MES, there are no claims or actions pending or threatened that assert or allege the invalidity, abuse, misuse or unenforceability of any Intellectual Property Rights licensed to, or used by, MES under the EERCF License Agreement, or any other Intellectual Property Rights used in the conduct of the business of MES, and (9) MES are in full compliance with all agreements (including without limitation the EERCF License Agreement), laws, regulations and administrative policies and procedures to which MES is a party or is otherwise bound with respect to the Intellectual Property Rights licensed under the EERCF License Agreement and with respect to the conduct of the business of MES.

Section 7.13 Creation, Perfection, and Priority of Liens. The Security Documents are effective to create in favor of the Lender, a legal, valid, binding, and (upon the filing of the appropriate UCC financing statements) enforceable perfected first priority security interest and Lien in the Collateral described therein (subject to Permitted Liens) as security for the obligations under the Notes to the extent that a legal, valid, binding, and enforceable security interest and Lien in such Collateral may be created under applicable law including without limitation, the uniform commercial code as in effect in any applicable jurisdiction (“UCC”) and any other applicable governmental agencies.

Section 7.14 Absence of Certain Changes. Except as disclosed in Schedule 7.14, since June 30, 2014 (the “Diligence Date”), there has been no material adverse change in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of the Credit Parties. Except as disclosed in Schedule 7.14 and solely for the purposes of making the representations and warranties to be made on the Closing Date and not for any representations and warranties to be made following the Closing Date, since the Diligence Date, the Credit Parties have not (i) declared or paid any dividends, (ii) sold any assets (other than the sale of Inventory and equipment in the ordinary course of business) or (iii) had capital expenditures, individually or in the aggregate, in excess of $500,000. The Credit Parties have not taken any steps to seek protection pursuant to any bankruptcy law neither do the Credit Parties have any knowledge or reason to believe that their creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Credit Parties do not intend to incur debts beyond their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Credit Parties have no knowledge of any facts or circumstances which leads the Credit Parties to believe that one or more of the Credit Parties will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within three (3) years from the Closing Date. The Credit Parties, taken as a whole, are not, as of the Closing Date, after giving effect to the transactions contemplated hereby to occur at the Closing, will be, Insolvent.

Section 7.15 Absence of Litigation. Except as set forth in Schedule 7.15, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency (including, without limitation, the SEC, self-regulatory organization or other governmental body) (in each case, a “Proceeding”) pending or, to the knowledge of any Credit Party, threatened in writing against or affecting the Credit Parties or their respective officers or directors which: (i) could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (ii) if adversely determined, could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, or (iii) questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.

Section 7.16 No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the transactions contemplated by the Transaction Documents and as set forth on Schedule 7.16, no event, liability, development or circumstance has occurred or exists, or is contemplated or reasonably likely to occur with respect to the Credit Parties or their respective business, properties, prospects, operations or financial condition, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 7.17 No General Solicitation; Placement Agent’s Fees. Neither of the Credit Parties, their Subsidiaries, any of their Affiliates, or any Person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Note and the Warrant. Borrower shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Lenders or their investment advisors) relating to or arising out of the transactions contemplated hereby, including, without limitation, fees payable to Drexel Hamilton, LLC, as placement agent (the “Placement Agent”) in connection with the sale of the Securities. The Borrower shall pay, and hold the Lender harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim. The Borrower acknowledges that it has engaged the Placement Agent in connection with the sale of the Securities. Other than the Placement Agent, none of the Credit Parties nor any of their Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

Section 7.18 No Integrated Offering. None of the Credit Parties, their Subsidiaries, any of their Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of shareholders of the Borrower for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Borrower are listed or designated. None of the Credit Parties, their Subsidiaries, any of their Affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings for purposes of any such applicable shareholder approval provisions.

Section 7.19 No Registration. Neither the Credit Parties, their Subsidiaries, any of their Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act. Neither the Credit Parties, their Subsidiaries, any of their Affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act. The Borrower does not have a registration statement pending before the SEC or currently under the SEC’s review.

Section 7.20 Tax Status. Except as set forth in Schedule 7.20, each of the Credit Parties: (i) have made or filed all foreign, federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, except prior to the Closing Date where any failure to do so did not result in any material penalties to the Credit Parties, (ii) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and (iii) have set aside on its books adequate reserves in accordance with GAAP for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be delinquent by the taxing authority of any jurisdiction (other than those being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and subject to adequate reserves taken by the Credit Parties as shall be required in conformity with GAAP), and the senior officers of each of the Credit Parties know of no basis for any such claim.

Section 7.21 Transfer Taxes. On the Closing Date, all transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to the Lender hereunder will be, or will have been, fully paid or provided for by the Credit Parties, as applicable, and all laws imposing such taxes will be or will have been complied with.

Section 7.22 Conduct of Business; Compliance with Laws; Regulatory Permits. Neither of the Credit Parties are in violation of any term of or in default under its certificate or articles of incorporation or bylaws or other governing documents. Neither of the Credit Parties are in violation of any judgment, decree or order or to the best of their knowledge, any statute, ordinance, rule or regulation applicable to the Credit Parties and material to their business. Schedule 7.22 sets forth all United States federal and state regulatory licenses and foreign regulatory licenses which to Credit Parties’ knowledge, are necessary to conduct the respective businesses of the Credit Parties, and except as set forth on Schedule 7.22, all of such United State federal and state regulatory licenses and foreign regulatory licenses are valid and in effect and none of the Credit Parties have received any notice of proceedings relating to the revocation or modification of any such United State federal and state regulatory licenses and foreign regulatory licenses.

Section 7.23 Foreign Corrupt Practices. Neither Credit Parties, nor any director, officer, agent, employee or other Person acting on behalf of Credit Parties have, in the course of its actions for, or on behalf of, the Credit Parties (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 7.24 Sarbanes-Oxley Act. To the best of Borrower’s knowledge, the Borrower is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

Section 7.25 Environmental Laws. Except as set forth on Schedule 7.25, each of the Credit Parties, to the best of their knowledge: (a) (i) are in compliance with any and all Environmental Laws, (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses, (iii) are in compliance with all terms and conditions of any such permit, license or approval, and (iv) have no outstanding Liability under any Environmental Laws and is not aware of any facts that could reasonably result in Liability under any Environmental Laws, in each of the foregoing clauses of this clause (a), except to the extent, either individually or in the aggregate, a Material Adverse Effect could not reasonably be expected to occur, and (b) has provided Lender with copies of all environmental reports, assessments and other documents in any way related to any actual or potential Liability under any Environmental Laws.

Section 7.26 Margin Stock. None of the Credit Parties are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds from the issuance of the Note will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 7.27 ERISA. Except as set forth on Schedule 7.27, neither the Credit Parties nor any ERISA Affiliate (a) maintain or have maintained any Pension Plan, (b) contribute or have contributed to any Multiemployer Plan or (c) provide or have provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law). Except as set forth on Schedule 7.27, neither Credit Parties nor any ERISA Affiliate have received any notice or have any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Employee Benefit Plan. No ERISA Event exists. Each Employee Benefit Plan which is intended to qualify under the Code has received a favorable determination letter (or opinion letter in the case of a prototype Employee Benefit Plan) to the effect that such Employee Benefit Plan is so qualified and to Borrowers’ knowledge, there exists no reasonable basis for the revocation of such determination or opinion letter. Neither the Credit Parties nor any ERISA Affiliate have: (i) any unpaid minimum required contributions under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, or partial withdrawal, from any Multiemployer Plan, (iii) a Pension Plan that is “at risk” within the meaning of Section 430 of the Code, (iv) received notice from any Multiemployer Plan that it is either in endangered or critical status within the meaning of Section 432 of the Code, or (v) any liability or knowledge of any facts or circumstances which could result in any liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Employee Benefit Plan (other than routine claims for benefits under the Employee Benefit Plan).

Section 7.28 Investment Company. None of the Credit Parties are, and upon consummation of the sale of the Securities and for so long as the Lender, or its Affiliates, holds any Securities, will be, an “investment company” or a company “controlled” by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 7.29 U.S. Real Property Holding Corporation. None of the Credit Parties are, nor have they ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code, as amended.

Section 7.30 Internal Accounting and Disclosure Controls. Except as set forth in Schedule 7.30 related to the Borrower’s and its Subsidiaries’ consolidated financial statements for the period ended June 30, 2014, the Borrower and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Borrower and each of its Subsidiaries maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that are to the best of their knowledge, effective in ensuring that information required to be disclosed by the Borrower in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Borrower in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Borrower’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve (12) months prior to the Closing Date, neither the Borrower nor any of its Subsidiaries have received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of the Borrower or any of its Subsidiaries.

Section 7.31 SEC Documents; Financial Statements. Except as disclosed in Schedule 7.31, during the two (2) years prior to the date hereof, the Borrower has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Borrower has delivered to the Lender or its representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective filing dates, to the best of Borrower’s knowledge, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the consolidated financial statements of the Borrower and its Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements, including without limitation, each of the consolidated unaudited financial statements of the Borrower and its Subsidiaries dated June 30, 2014 for the six (6) months then ended, have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of its operations and cash flows for the periods then ended (subject to normal year-end audit adjustments). No other information provided by or on behalf of the Borrower to the Lender which is not included in the SEC Documents, to the best of Borrower’s knowledge, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

Section 7.32 Transactions with Affiliates. Except (i) as set forth on Schedule 7.32 and (ii) for transactions that have been entered into on terms no less favorable to the Credit Parties than those that might be obtained at the time from a Person who is not an officer, director or employee, none of the officers, directors or employees of Credit Parties is presently a party to any transaction with Credit Parties (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Credit Parties, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

Section 7.33 Acknowledgment Regarding Lender’s Purchase of Note. Each of the Credit Parties acknowledges and agrees that the Lender is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that the Lender is not: (i) an officer or director of the Credit Parties, or (ii) an Affiliate of the Credit Parties. Each of the Credit Parties further acknowledges that the Lender is not acting as a financial advisor or fiduciary of the Credit Parties (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Lender or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Lender’s purchase of the Securities. Each of the Credit Parties further represents to the Lender that each Credit Party’s decision to enter into the Transaction Documents to which it is a party have been based solely on the independent evaluation by such Person and its respective representatives.

Section 7.34 Insurance. Each of the Credit Parties are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Credit Parties are engaged.

Section 7.35 Employee Relations. None of the Credit Parties are a party to any collective bargaining agreement or employ any member of a union in such person’s capacity as a union member or to perform union labor work. As of the Closing Date, no executive officer of the Credit Parties have notified the Credit Parties or any Subsidiary thereof that such officer intends to leave the employ of the Credit Parties or such Subsidiaries or otherwise terminate such officer’s employment with one of the Credit Parties or such Subsidiaries. As of the Closing Date, no executive officer of the Credit Parties, to the knowledge of the Credit Parties, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant. Each of the Credit Parties is, to the best of its knowledge, in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 7.36 Patriot Act. To the extent applicable, each of the Credit Parties are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Section 7.37 Material Contracts. Schedule 7.37 contains a true, correct and complete list of all the Material Contracts of the Credit Parties, and except as noted in Schedule 7.37, to the best knowledge of the Credit Parties, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

Section 7.38 Manipulation of Price. None of the Credit Parties have, and to their knowledge no one acting on their behalf has: (i) taken, directly or indirectly, any action designed to cause or to result, or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of the Credit Parties to facilitate the sale or resale of any of the Securities, (ii) other than the Placement Agent, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) other than the Placement Agent, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Credit Parties.

Section 7.39 Shell Company Status. The Borrower is not and has not been an issuer identified in Rule 144(i)(1) of the 1933 Act.

Section 7.40 Stock Option Plans. Each stock option granted by the Borrower was granted (i) in accordance with the terms of the applicable stock option plan of the Borrower (it being understood that certain individual grants that were not subject to either of the Current Equity Incentive Plans themselves, served as their own individual stock option plans) and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under any of the Borrower’s stock option plans, including the Current Equity Incentive Plans has been backdated. The Borrower has not knowingly granted, and there is no and has been no policy or practice of the Borrower to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Borrower or any of its Subsidiaries or their financial results or prospects.

Section 7.41 No Disagreements with Accountants and Lawyers. Except as set forth in Schedule 7.41, there are no material disagreements of any kind presently existing, or reasonably anticipated by the Credit Parties to arise, between the Credit Parties and the accountants and lawyers formerly or presently employed by the Credit Parties and the Credit Parties are current with respect to any fees owed to their accountants and lawyers which could affect the Credit Parties’ ability to perform any of their obligations under any of the Transaction Documents. In addition, on or prior to the date hereof, the Borrower had discussions with its accountants about its consolidated financial statements previously filed with the SEC. Based on those discussions, the Borrower has no reason to believe that it will need to restate any such financial statements or any part thereof.

Section 7.42 No Disqualification Event. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the 1933 Act (“Regulation D Securities”), none of the Borrower, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Borrower participating in the offering hereunder, any beneficial owner of 20% or more of the Borrower’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Borrower in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Borrower has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Borrower has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Lender a copy of any disclosures provided thereunder.

Section 7.43 Other Covered Persons. The Borrower is not aware of any Person (other than the Placement Agent) that has been or will be paid (directly or indirectly) remuneration for solicitation of the Lender or potential purchasers in connection with the sale of any Regulation D Securities.

Section 7.44 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Credit Parties to the Lender for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Credit Parties to the Lender pursuant hereto or in connection herewith will be, to the best of the Credit Parties’ knowledge, true and accurate in every material respect on the date as of which such information is dated or certified, and to the best of the Credit Parties’ knowledge, none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by the Credit Parties are based on good faith estimates and assumptions believed by the Credit Parties to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

ARTICLE 8

COVENANTS
Section 8.1 Financial Covenants

(a)  Minimum EBITDA. On the dates listed below, Borrower and its Subsidiaries, on a consolidated basis, shall have EBITDA for the twelve (12) month period ending on the date of such calculation of not less than:

Testing Period	LTM EBITDA
August 31, 2014	Not Tested
September 30, 2014	Not Tested
October 31, 2014	Not Tested
November 30, 2014	Not Tested
December 31, 2014	Not Tested
January 31, 2015	Not Tested
February 28, 2015	Not Tested
March 31, 2015	($1,250,000)
April 30, 2015	($917,000)
May 31, 2015	($583,000)
June 30, 2015	($250,000)
July 31, 2015	$167,000
August 31, 2015	$583,000
September 30, 2015	$1,000,000
October 31, 2015	$1,500,000
November 30, 2015	$2,000,000
December 31, 2015	$2,500,000
January 31, 2016	$3,000,000
February 28, 2016	$3,500,000
March 31, 2016	$4,000,000
April 30, 2016	$4,333,000
May 31, 2016	$4,667,000
June 30, 2016	$5,000,000
July 31, 2016	$5,333,000
August 30, 2016	$5,667,000
September 30, 2016	$6,000,000
October 31, 2016	$6,333,000
November 30, 2016	$6,667,000
Last day of each month thereafter	$7,000,000

(b) Maximum SG&A or Minimum Contracted Units. On the dates listed below, Borrower and its Subsidiaries, on a consolidated basis, shall have SG&A for the three (3) month period ending on the date of such calculation of not more than, or have Contracted Units on the date of such calculation of not less than:

Testing Period	Last Three Month SG&A	Minimum Contracted Units
August 31, 2014	$758,000	18
September 30, 2014	$758,000	18
October 31, 2014	$758,000	18
November 30, 2014	$758,000	18
December 31, 2014	$776,000	18
January 31, 2015	$776,000	18
February 28, 2015	$776,000	18
March 31, 2015	$845,000	18
April 30, 2015	$845,000	18
May 31, 2015	$845,000	18
June 30, 2015	$910,000	18
July 31 2015	$910,000	18
August 31, 2015	$910,000	18
September 30, 2015	$910,000	18
Thereafter	Not Tested	Not Tested

(c) Minimum Contracted Customers or Minimum Contracted Units. On the dates listed below, Borrower and its Subsidiaries, on a consolidated basis, shall have executed contracts with Contracted Customers or have Contracted Units on the date of such calculation of not less than:

Testing Period	Contracted Customers	Minimum Contracted Units
August 31, 2014	4	13
September 30, 2014	4	13
October 31, 2014	4	13
November 30, 2014	4	13
December 31, 2014	4	13
January 31, 2015	4	13
February 28, 2015	4	13
March 31, 2015	5	15
April 30, 2015	5	15
May 31, 2015	5	15
June 30, 2015	5	15
July 31, 2015	5	15
August 31, 2015	5	15
September 30, 2015	6	18
October 31, 2015	6	18
November 30, 2015	6	18
December 31, 2015	6	18
January 31, 2016	6	18
February 28, 2016	6	18
Last Day of each Month Thereafter	7	20

(d) Minimum Contracted Units or Maximum Management Annualized Compensation. On the dates listed below, Borrower and its Subsidiaries, on a consolidated basis, shall have Contracted Units on the date of such calculation of not less than, or shall be paying Maximum Management Annualized Compensation of not more than:

Testing Period	Minimum Contracted Units	Maximum Management Annualized Compensation
August 31, 2014	13	$150,000
September 30, 2014	13	$150,000
October 31, 2014	13	$150,000
November 30, 2014	13	$150,000
December 31, 2014	13	$150,000
January 31, 2015	13	$150,000
February 28, 2015	13	$150,000
March 31, 2015	15	$150,000
April 30, 2015	15	$150,000
May 31, 2015	15	$150,000
Last Day of each Month Thereafter	18	$150,000

Section 8.2 Deliveries. The Borrower agrees to deliver (or cause to be delivered) the following to the Lender:

(a) Monthly Financial Statements. (i) As soon as available and in any event within thirty (30) days after the end of each month, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of operations and cash flows of the Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and, upon the written request of the Lender to the Borrower prior to the applicable month end date, consolidated and consolidating statements of stockholders’ equity of the Borrower and its Subsidiaries for such month and for the Fiscal Year period then elapsed, all in reasonable detail, and certified by the chief financial officer of the Borrower as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments; and (ii) as soon as available after the end of each month, a flash report of operations, in detail reasonably acceptable to the Lender, subject to normal month end adjustments and the absence of footnote disclosure;

(b) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days at the end of each Fiscal Year, the audited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by the chief financial officer of the Borrower as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of the Borrower and its Subsidiaries, accompanied by an unqualified opinion of an nationally-recognized independent accounting firm reasonably acceptable to the Lender, save for possible going concern qualification;

(c) Compliance Certificates. As soon as available and in any event within:

(i) thirty (30) days after the end of each month, a duly completed Compliance Certificate signed on behalf of the Borrower by its chief financial officer, with appropriate insertions:

(A) with regard to the financial covenants set forth in Section 8.1 hereof, containing a computation of each of the covenants set forth in Section 8.1 hereof,

(B) to the effect that the chief financial officer has not become aware of any Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) that has occurred and is continuing or, if there is any such Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default), describing it and the steps, if any, being taken to cure it, and

(C) indicating whether or not the Borrower and its Subsidiaries (including the Guarantor) are in compliance with each covenant set forth in ARTICLE 8 of the Agreement and whether each representation and warranty contained in ARTICLE 7 of the Agreement is true and correct in all material respects (without duplication of any materiality qualifiers) as though made on such date (except for (i) representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such specific date.

(d) Annual Forecast. As soon as available, and in any event within thirty (30) days after the end of each Fiscal Year, an updated forecast for the Borrower and its Subsidiaries for the forthcoming fiscal year on a month by month basis, in form and detail reasonably acceptable to the Lender. In the event the Borrower materially revises any forecast previously delivered to the Lender, Borrower will promptly deliver such revised forecast to the Lender.

(e) Agings. On the dates that the financial statements under clause (a) above are delivered, operational agings in form and substance reasonably acceptable to the Lender, including: (i) a monthly trial balance showing accounts receivable outstanding aged from creation as follows: 1 to 3 days, 4 to 9 days and 10 days or more, and (ii) a monthly trial balance showing trade accounts payable outstanding, specifying the trade creditor and balance due, and a detailed trade accounts payable aging, in each case, accompanied by such supporting detail and documentation as shall be reasonably requested by the Lender.

Section 8.3 Notices. The Borrower agrees to deliver (or cause to be delivered) the following to the Lender:

(a) Collateral Information. Upon request of Lender, a certificate of one of the duly authorized officers of the Credit Parties either confirming that there has been no change in the information set forth in the perfection certificate executed and delivered to the Lender on the Closing Date since such date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;

(b) Auditor Reports. Promptly upon receipt thereof, copies of any reports submitted by the Borrower or its Subsidiaries’ independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Borrower or any of its Subsidiaries made by such accountants, including any comment letters submitted by such accountants to management of the Borrower or its Subsidiaries in connection with their services;

(c) Notice of Default. Promptly upon any officer of a Borrower obtaining knowledge: (i) of any condition or event that constitutes an Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) or that notice has been given to a Credit Party with respect thereto, including, without limitation, as a result of a breach of the provisions of Section 8.14 hereof; (ii) that any Person has given any notice to a Credit Party or taken any other action with respect to any event or condition set forth in ARTICLE 10; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its chief executive officer or chief financial officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and the action(s) the Credit Parties or one of their Subsidiaries have taken, is taking and proposes to take with respect thereto;

(d) Notice of Litigation. Promptly upon any officer of a Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any adverse Proceeding not previously disclosed in writing by the Credit Parties to the Lender, or (ii) any material development in any adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Credit Parties to enable the Lender and its counsel to evaluate such matters;

(e) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, the action(s) the Credit Parties, any of their Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Credit Parties, any of their Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Credit Parties, any of their Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Holder shall reasonably request;

(f) Insurance Report. Promptly upon the reasonable request of the Lender, a report by the Credit Parties’ insurance broker(s) outlining all material insurance coverage maintained as of the date of such report by the Credit Parties and all material insurance coverage planned to be maintained by the Credit Parties in the immediately succeeding Fiscal Year;

(g) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any facility or property used by the Credit Parties or any of their Subsidiaries or which relate to any environmental liabilities of the Credit Parties or any of their Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(h) Corporate Information. Thirty (30) days’ (or such shorter period agreed to in writing by the Lender) prior written notice of any change: (i) in any Credit Parties’ corporate name, (ii) in any Credit Parties’ identity or organizational structure, (iii) in any Credit Parties’ jurisdiction of organization, or (iv) in any Credit Parties’ Federal Taxpayer Identification Number or state organizational identification number. The Credit Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or contemporaneously with such change will be made) under the UCC or otherwise and all other actions that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Agreement and other Transaction Documents;

(i) Tax Returns. Within ten (10) days following request by the Lender, copies of each federal income tax return filed by or on behalf of the Credit Parties and requested by the Lender;

(j) Event of Loss. Promptly (and in any event within three (3) Business Days) notice of (i) any claim with respect to any liability against one or more of the Credit Parties that is in excess of $250,000 in the aggregate in any Fiscal Year or (ii) any event which, with or without the passage of time, could reasonably be expected to constitute an Event of Loss;

(k) Dispositions. Promptly (and in any event within three (3) Business Days) notice of any asset sales, transfers or other dispositions by one or more of the Credit Parties (other than the sale of inventory or equipment in the ordinary course of business) that are in excess of $250,000 in the aggregate in any Fiscal Year; and

(l) Other Information. Promptly upon their becoming available, deliver copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any of its Subsidiaries to its security holders other than the Borrower or a Subsidiary thereof, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries, and (iv) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Lender.

Section 8.4 Rank. Except as set forth in the Intercreditor Agreement or otherwise provided herein, all Indebtedness due under the Notes shall be senior in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise, to all other current and future Indebtedness of the Borrower and its Subsidiaries. The parties acknowledge and agree that the Intercreditor Agreement does not govern the Prior Junior Convertible Notes, and while they are unsecured obligations of the Borrower and the Borrower has agreed pursuant to Section 8.7 (c) of this Agreement with Lender to pay all interest accruing thereon in kind with Common Stock and to otherwise only pay off the Prior Junior Convertible Notes with the proceeds from subsequent capital raises, there is no subordination of their right to payment to the right to payment by the Borrower to Lender and to that extent, the Notes are not senior in right of payment to the Prior Junior Convertible Notes.

Section 8.5 Incurrence of Indebtedness. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, directly or indirectly, create, incur or guarantee, assume, or suffer to exist any Indebtedness or engage in any sale and leaseback, synthetic lease or similar transaction, other than (i) the Obligations and (ii) Permitted Indebtedness.

Section 8.6 Existence of Liens. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, directly or indirectly, allow or suffer to exist any Liens, other than Permitted Liens.

Section 8.7 Restricted Payments. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, directly or indirectly,

(a) declare or pay any dividend or make any other cash payment or distribution on account of the Credit Parties or any of their Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Credit Parties or any of their Subsidiaries) or to the direct or indirect holders of the Credit Parties or any of their Subsidiaries’ Equity Interests in their capacity as such, other than (i) dividends or distributions by a Subsidiary of the Borrower to any other Subsidiary and (ii) dividends or distributions by a Subsidiary of the Borrower to Borrower to permit Borrower to pay (x) actual, reasonable, out-of-pocket operating, overhead and administrative expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers) payable in the ordinary course of business, and (y) amounts due under the Notes;

(b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower or the Guarantor) any Equity Interests of the Credit Parties or any of their Subsidiaries or any direct or indirect parent of the Credit Parties or any of their Subsidiaries), other than: (i) repurchases of Equity Interests by the Borrower pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed $250,000 in any Fiscal Year; or (ii) retirement of the Prior Convertible Notes in whole or part with the net proceeds (after costs and fees associated with their issuance) from the issuance of new Equity Interests issued by the Company for the purpose of retiring such Prior Convertible Notes.

(c) make any payment (including by setoff) on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Credit Parties or any of their Subsidiaries or set aside or escrow any funds for any such purpose, except for (i) payments of principal, interest and other amounts under the Note; (ii) except as set forth below or in Schedule 8.7, payments of principal, interest and other amounts on account of Permitted Indebtedness; and (iii) escrows required in the ordinary course of business with: (A) customers as part of the procurement or retention of their business; and (B) suppliers as part of the customary extensions of credit for the procurement of goods and services; provided, however, the Borrower hereby agrees that no cash payments, except for cash payments using proceeds from offerings of equity securities or equity-linked securities, shall be made with respect to the Prior Convertible Notes, including without limitation, at maturity of the Prior Convertible Notes; and

(d) pay any management, consulting or similar fees (except, for the avoidance of doubt, payment of salaries of employees in the ordinary course of business and bonuses to the extent permitted hereunder) to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party, except as set forth on Schedule 8.7, provided, however: (i) that such management fees (other than those permitted in the parenthetical above) shall not be paid (A) unless EBITDA, calculated after giving effect to the payment of such management fees (but without adding such management fees back to Net Income in such computation) on a pro forma basis for the most recent month for which financial statements shall have been delivered to the Lender in accordance with Section 8.2(a), shall be greater than $0 or (B) during any period while an Event of Default has occurred and is continuing or would arise as a result of such payment and (ii) payment of directors’ fees incurred in connection with attending board of director meetings and board committee meetings, not to exceed in the aggregate $250,000 in any Fiscal Year of the Borrower may be paid;

Section 8.8 Acquisitions; Asset Sales; Mergers and other Fundamental Changes. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, directly or indirectly, (a) be a party to any Acquisition, (b) consummate any Asset Sale, other than Permitted Dispositions and transfers not resulting in a change of title to computer and other standard office equipment used in the ordinary course of business of such agents and consistent with past practices, or (c) be a party to any merger or consolidation; provided, that upon not less than five (5) Business Days prior written notice to the Lender (or such shorter period as Lender may agree in writing), any Subsidiary of the Borrower may merge or consolidate with and into any other Subsidiary of Borrower; provided, that if a Credit Party (other than Borrower) is a party to such merger or consolidation, such Credit Party shall be the continuing or surviving entity.

Section 8.9 No Further Negative Pledges. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of their properties or assets in favor of Lender as set forth under the Transaction Documents, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property or asset is given as security under the Transaction Documents, except in connection with any Permitted Liens or any document or instrument governing any Permitted Liens, provided that any such restriction contained therein relates only to the property or asset subject to such Permitted Liens (or proceeds thereof).

Section 8.10 Affiliate Transactions. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Credit Parties or any of their Subsidiaries, unless such transaction is on terms that are no less favorable to the Credit Parties or any of their Subsidiaries, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate and are disclosed in writing to Lender prior to consummation thereof.

Section 8.11 Insurance.

(a) The Credit Parties shall keep the Collateral properly housed and insured against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of the Credit Parties, with such companies, in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to the Lender. Certificates of insurance have been or shall be, no later than the Closing Date, delivered to the Lender, and shall contain an endorsement, in form and substance reasonably acceptable to Lender, showing loss under such insurance policies payable to the Lender, for the benefit of the Holders. Such endorsement shall provide that the insurance company shall give the Lender at least thirty (30) days’ written notice before any such policy of insurance is altered or canceled, other than for non-payment thereunder, in which case, ten (10) days’ written notice before any such polity of insurance is cancelled due to non-payment, and that no act, whether willful or negligent, or default of a Credit Party or any other Person shall affect the right of the Lender to recover under such policy of insurance in case of loss or damage. In addition, the Credit Parties shall cause to be executed and delivered to the Lender no later than the Closing Date an assignment of proceeds of their business interruption insurance policies. Each Credit Party hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to the Lender. Each Credit Party irrevocably makes, constitutes and appoints the Lender (and all officers, employees or agents designated by the Lender) as such Person’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Person on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and be continuing, such Credit Party may make, settle and adjust claims involving less than $250,000 in the aggregate without the Lender’s consent.

(b) The Credit Parties shall maintain, at their expense, such public liability and third-party property damage insurance as is customary for Persons engaged in businesses similar to that of the Credit Parties with such companies and in such amounts with such deductibles and under policies in such form as shall be reasonably satisfactory to the Lender and certificates of insurance have been or shall be, no later than the Closing Date, delivered to the Lender; each such policy shall contain an endorsement showing the Lender as additional insured thereunder and providing that the insurance company shall give the Lender at least thirty (30) days’ written notice before any such policy shall be altered or canceled, other than for non-payment thereunder, in which case, ten (10) days’ written notice before any such polity of insurance is cancelled due to non-payment.

(c) The Credit Parties shall promptly notify the Lender if any such insurance policy is cancelled or not renewed, and the Credit Parties are unable to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost that would not have a Material Adverse Effect.

(d) If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then the Lender, without waiving or releasing any obligation or default by the Credit Parties hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as the Lender reasonably deems advisable. Such insurance, if obtained by the Lender, may, but need not, protect each Credit Parties’ interests or pay any claim made by or against any Credit Party with respect to the Collateral. Such insurance may be more expensive than the cost of insurance the Credit Parties may be able to obtain on their own and may be cancelled only upon the Credit Parties providing evidence that they have obtained the insurance as required above. All sums disbursed by the Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable invoiced attorneys’ fees, shall constitute part of the obligations due and owing hereunder, shall be payable on demand by the Credit Parties to the Lender and, until paid, shall bear interest at the highest rate applicable to Note hereunder.

Section 8.12 Corporate Existence and Maintenance of Properties. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries (other than RCF) to, fail to maintain and preserve (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be so qualified or in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect). The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, fail to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Credit Parties and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 8.13 Non-circumvention. Each Credit Party hereby covenants and agrees that neither the Credit Parties nor any of their Subsidiaries will, by amendment of its articles or certificate of incorporation, bylaws, or other governing documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the other Transaction Documents, and will at all times in good faith carry out all of the provisions of this Agreement and the other Transaction Documents and take all action as may be required to protect the rights of the Lender.

Section 8.14 Conduct of Business. None of the Credit Parties nor any of their Subsidiaries shall conduct their businesses in violation of any law, ordinance or regulation of any Governmental Authority, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. None of the Credit Parties nor any of their Subsidiaries shall engage in any line of business other than the businesses engaged in on the Closing Date and businesses incidental thereto.

Section 8.15 U.S. Real Property Holding Corporation. None of the Credit Parties shall become a U.S. real property holding corporation or permit or cause its shares to be U.S. real property interests, within the meaning of Section 897 of the Code.

Section 8.16   The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to fail to: (i) comply in all material respects with federal, state and other applicable securities laws, and (ii) comply in all material respects with the requirements of all other applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws).

Section 8.17 Additional Collateral.With respect to any Property acquired after the date hereof by any Credit Party as to which the Lender does not have a perfected Lien, such Credit Party shall promptly: (i) execute and deliver to the Lender or its agent such amendments to the Security Documents or such other documents as the Lender deems necessary or advisable to grant to the Lender a security interest in such Property and (ii) take all other actions necessary or advisable to grant to the Lender a perfected first priority security interest in such Property (subject to Permitted Liens), including, without limitation, the filing of Mortgages and UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Lender.

Section 8.18 Audit Rights; Field Exams; Appraisals; Meetings.

(a) The Credit Parties shall, upon reasonable notice (except during the continuance of an Event of Default when notice shall not be required), subject to reasonable safety and security procedures, and at the Credit Parties’ sole cost and expense, permit the Lender (or any of its designated representatives) to visit and inspect any of the properties of the Credit Parties and their Subsidiaries, to examine the books of account of the Credit Parties and their Subsidiaries and to make copies thereof and extracts therefrom, and to discuss the affairs, finances and accounts of the Credit Parties and their Subsidiaries, and to be advised as to the same by their respective officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors), all at such reasonable times and intervals as the Lender may reasonably request.

(b) The Credit Parties shall, upon reasonable notice, subject to reasonable safety and security procedures, and at the Credit Parties’ sole cost and expense, permit the Lender(or any of its designated representatives) to conduct field exams of the Collateral, all at such reasonable times and intervals as the Lender may reasonably request.

(c) The Credit Parties shall, at Lender’s request and upon reasonable notice, and at the Credit Parties’ sole cost and expense, obtain an appraisal of the Collateral from an independent appraisal firm reasonably satisfactory to Lender; provided, that in no event will more than two such appraisals of the Collateral be conducted at any time per Fiscal Year (except during the continuance of an Event of Default when there shall be no limits on the number of such appraisals).

(d) The Borrower shall deliver written notice of its annual meeting and any other special meetings of its Board of Directors such meeting to Holder concurrently with the delivery of meeting notices to the members of the board of directors and other stockholders and the Lender shall be entitled to designate, and the Company shall accept, one (1) individual to attend any such meeting, subject to the right to recuse the individual from attending that portion of the meeting that deals with: (i) the relationship between the Borrower and/or Subsidiaries on the one hand and Lender on the other hand; or (ii) any matter where such recusal is necessary to preserve attorney client privilege as to the matters being discussed.

Section 8.19 Pledge of Securities. Each of the Credit Parties acknowledges and agrees that the Securities may be pledged by a Holder in connection with a bona fide margin account or other loan or financing arrangement that is secured by the Securities; provided such pledge is made in compliance with applicable federal and state securities laws. Such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Holder effecting such pledge shall be required to provide any Credit Party with any notice thereof or otherwise make any delivery to any Credit Party pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 6.4 hereof, unless required in connection with registration of the Securities or by applicable law. Each of the Credit Parties hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by Holder.

Section 8.20 Use of Proceeds. The Credit Parties will use the proceeds from the sale of the Securities as set forth on Schedule 8.20 (which shall include the payment of fees and expenses pursuant to the Fee Letter), subject to the right to apply any amounts not expended as set forth in Schedule 8.20 toward working capital.

Section 8.21 Fees. The Borrower, on behalf of themselves and the other Credit Parties, shall pay the Lender the Closing Fee and the other fees and expenses set forth in the Fee Letter, and shall reimburse the Lenders or their designee(s) for costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents to the extent provided in Section 13.1, which amounts, less any amounts paid in advance by the Borrower, shall be withheld by each Lender from the Purchase Price paid by such Lender on the Closing Date in accordance with the Fee Letter.

Section 8.22 Modification of Organizational Documents and Certain Documents. The Credit Parties shall not, without the prior written consent of the Lender, permit: (a) the charter, by-laws or other organizational documents of any Credit Party to be amended or modified in any material respect or in any respect adverse to the Lender, or (b) any Material Contract to be amended or modified in a manner that could reasonably be expected to result in a Material Adverse Effect.

Section 8.23 Joinder. The Credit Parties shall notify the Lender prior to the formation or acquisition of any Subsidiaries. For any Subsidiaries formed or acquired after the Closing Date, the Credit Parties shall at their own expense, upon formation or acquisition of such Subsidiary, cause each such Subsidiary to execute an instrument of joinder (a “Joinder Agreement”) in form and substance reasonably satisfactory to the Lender and the Borrower obligating such Subsidiary to any or all of the Transaction Documents deemed necessary or reasonably appropriate by the Lender and cause the applicable Person that owns the Equity Interests of such Subsidiary to pledge to the holders 100% of the Equity Interests owned by it of each such Subsidiary formed or acquired after the Closing Date and execute and deliver all documents or instruments required thereunder or reasonably appropriate to perfect the security interest created thereby. In the event a Person becomes a Guarantor (a “New Guarantor”) pursuant to the Joinder Agreement, upon such execution the New Guarantor shall be bound by all the terms and conditions hereof and the other Transaction Documents to the same extent as though such New Guarantor had originally executed the Transaction Documents. The addition of a New Guarantor shall not in any manner affect the obligations of the other Credit Parties hereunder or thereunder. Each Credit Party and Lender hereto acknowledges that the schedules and exhibits hereto or thereto may be amended or modified in connection with the addition of any New Guarantor to reflect information relating to such New Guarantor. Compliance with this Section 8.23 shall not excuse any violation of Section 8.8.

Section 8.24 Investments. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:

(a) Cash Equivalent Investments;

(b) bank deposits in the ordinary course of business;

(c) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(d) advances made in connection with purchases of goods or services in the ordinary course of business;

(e)  deposits of cash in the ordinary course of business to secure performance of operating leases;

(f) guaranties that constitute Permitted Indebtedness;

(g) Investments by a Credit Party in any other Credit Party; and

(h) other Investments in an amount not to exceed $250,000 at any time outstanding.

Section 8.25 Taxes and Liabilities. Each Credit Party will pay and will cause its Subsidiaries to pay when due all taxes, assessments and other liabilities except as contested in good faith and by appropriate proceedings and for which adequate reserves have been established, and except for taxes, assessments and other liabilities of RCF.

Section 8.26 Employee Benefit Plans. Each Credit Party will and will cause its Subsidiaries to (i) maintain each Employee Benefit Plan in substantial compliance with all applicable requirements of law and regulations; (ii) make all payments and contributions required to be made pursuant to each Employee Benefit Plan in a timely manner; and (iii) neither establish any new each Employee Benefit Plan, agree or contribute to any multi-employer plan nor amend any existing each Employee Benefit Plan in a manner which would increase its obligation to contribute to such each Employee Benefit Plan.

Section 8.27 Issuance/Pledge/Transfer of Equity. Except for the issuance of Equity Interests or Indebtedness convertible into Equity Interests: (i) with respect to any of the Equity Interests issued or issuable with respect to any of the matters referenced in Section 2.10(b)(iii)(A)-(G) hereof; (ii) pursuant to options presently issued or to be issued pursuant to the Current Equity Incentive Plans or any additional equity interests authorized under any new equity incentive plans adopted by the Borrower (but in no case shall such additional equity interests represent more than 5,000,000 additional shares of Common Stock); (iii) shares of Common Stock issuable to EERCF and/or its designees as set forth in the Fifth Amendment to the EERCF License Agreement in the event of exercise by MES (with Lender’s consent) of its option to cause EERCF to transfer the Patent Rights (as such term is defined in the EERCF License Agreement) to MES pursuant to the EERCF License Agreement and (iv) for the express purpose of enabling it to pay off the obligations outstanding with respect to the Prior Convertible Notes, the Borrower shall not either directly or indirectly, without Lender’s prior written consent issue any additional Equity Interests or Indebtedness convertible into Equity Interests or permit any of its Subsidiaries to issue any additional Equity Interests or Indebtedness convertible into Equity Interests.

Section 8.28 Limitation of Activities Relating to RCF. Without the Lender’s prior written consent, Borrower shall not (i) contribute any additional capital to RCF, (ii) permit RCF to conduct any additional business activities, (iii) permit RCF to repay, settle or otherwise resolve any of its outstanding debts or other obligations, including, without limitation, outstanding state tax liens filed against RCF by the State of California, (v) permit RCF to grant additional liens in and to any of its assets or (v) permit RCF to liquidate its assets and/or formally be dissolved.

Section 8.29 Actions Related to EERCF License Agreement.

(a) Neither Borrower nor MES will agree to amend the EERCF License Agreement, modify any rights to payment thereunder or exercise the rights to cause EERCF to transfer the Patent Rights (as such term is defined in the EERCF License Agreement) to MES pursuant to the terms of the EERCF License Agreement without Lender’s prior written consent, which consent will not be unreasonably withheld.

(b) Within thirty (30) days after the Closing Date, and in each case subject to Lender’s sole satisfaction, Borrower shall cause MES to:

(i) Prepare confirmatory assignments, subject to Lender’s prior review and approval, for all inventors of the Patent Rights (as defined in the EERCF License Agreement) and for Babcock & Wilcox Power Generation Group, Inc., that confirm that all Patent Rights have been properly and fully assigned to Energy & Environmental Research Center Foundation (the “Confirmatory Assignments”).

(ii) Obtain from all inventors/assignors fully executed copies of all such Confirmatory Assignments and record such executed Confirmatory Assignments in the US Patent and Trademark Office against all US patents and patent applications included in the Patent Rights.

(iii) Deliver to the Lender a fully executed copy of the Technology Transfer Approval for US Patent No. 8652235.

(iv) Cause EERCF to agree to amend the EERCF License Agreement to reflect the current list of Patent Rights licensed to Borrower under the EERCF License Agreement, including all US and foreign patents and patent applications and deliver a fully executed copy of such amendment to the Lender.

Section 8.30 Form D and Blue Sky. The Borrower agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to the Lender promptly after such filing. The Borrower shall, on or promptly after the Closing Date, take such action as the Borrower shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Lender at the Closing pursuant to this Agreement under applicable securities or “blue sky” laws of any state (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Lender on or promptly after the Closing Date. The Borrower shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “blue sky” laws of any state following the Closing Date.

Section 8.31 Reservation of Common Stock. So long as the Notes or the Warrant remain outstanding, the Borrower shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than the Required Reserved Amount. If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserved Amount, the Borrower will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Borrower’s obligations under Section 7.3, in the case of an insufficient number of authorized shares, obtain stockholder approval of an increase in such authorized number of shares, and voting the management shares of the Borrower in favor of an increase in the authorized shares of the Borrower to ensure that the number of authorized shares is sufficient to meet the Required Reserved Amount.

Section 8.32 Reporting Status. Until the date on which the Holder (as defined in the Investor/Registration Rights Agreement) shall have sold all of the Conversion Shares and Warrant Shares and neither the Note or Warrant remain outstanding, the Borrower shall use its reasonable best efforts to timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Borrower shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

Section 8.33 Listing. The Borrower shall use reasonable best efforts to maintain the authorization for quotation of the Common Stock on the Principal Market or listing on any other Eligible Market. Neither the Borrower nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Borrower shall pay all fees and expenses in connection with satisfying its obligations under this Section 8.33.

Section 8.34 Notice of Disqualification Events. The Borrower will notify the Lender in writing, prior to the Closing Date of: (i) any Disqualification Event relating to any Issuer Covered Person, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

Section 8.35 Further Assurances. At any time or from time to time upon the request of the Lender, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to effect fully the purposes of the Transaction Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by all Subsidiaries of the Borrower and secured by substantially all of the assets of the Credit Parties and their Subsidiaries.

ARTICLE 9

CROSS GUARANTY

Section 9.1 Cross-Guaranty. Each Guarantor, jointly and severally, hereby absolutely and unconditionally guarantees to the Lender and its successors and assigns the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations. Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this ARTICLE 9 shall not be discharged until payment and performance, in full, of the Obligations (other than Unasserted Contingent Obligations) under the Transaction Documents has occurred and all commitments (if any) to lend hereunder have been terminated, and that its obligations under this ARTICLE 9 shall be absolute and unconditional, irrespective of, and unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Transaction Document or any other agreement, document or instrument to which any Credit Party is or may become a party;

(b) the absence of any action to enforce this Agreement (including this ARTICLE 9) or any other Transaction Document or the waiver or consent by the Holders with respect to any of the provisions thereof;

(c) the Insolvency of any Credit Party or Subsidiary; or

(d) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the obligations guaranteed hereunder.

Section 9.2 Waivers by Guarantor. Each Guarantor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Lender to marshal assets or to proceed in respect of the obligations guaranteed hereunder against any other Credit Party or Subsidiary, any other party or against any security for the payment and performance of the obligations under the Transaction Documents before proceeding against, or as a condition to proceeding against, such Guarantor. It is agreed among each Guarantor that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Transaction Documents and that, but for the provisions of this ARTICLE 9 and such waivers, the Lender would decline to enter into this Agreement.

Section 9.3 Benefit of Guaranty. Each Guarantor agrees that the provisions of this ARTICLE 9 are for the benefit of the Lender and its successors and permitted transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and the Lender, the obligations of such other Credit Party under the Transaction Documents.

Section 9.4 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, and except as set forth in Section 9.7, each Guarantor hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Guarantor acknowledges and agrees that this waiver is intended to benefit the Holders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this ARTICLE 9, and that the Holders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.4.

Section 9.5 Election of Remedies. If the Lender may, under applicable law, proceed to realize their benefits under any of the Transaction Documents, the Lender or any of the other Holders may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this ARTICLE 9. If, in the exercise of any of its rights and remedies, the Lender or any of the Holders shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by the Lender and such other Holders and waives any claim based upon such action, even if such action by the Lender and such other Holders shall result in a full or partial loss of any rights of subrogation that any Credit Party might otherwise have had but for such action by the Lender or such other Holders. Any election of remedies that results in the denial or impairment of the right of the Lender or other Holders to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the obligations under the Transaction Documents.

Section 9.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this ARTICLE 9 (which liability is in any event in addition to amounts for which Borrower is primarily liable under the Transaction Documents) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all amounts advanced to such Guarantor under this Agreement or otherwise transferred to, or for the benefit of, such Guarantor (including any interest and fees and other charges); and

(b) the amount that could be claimed by the Lender or other Holders from such Guarantor under this ARTICLE 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Credit Party under Section 9.7.

Section 9.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Guarantor shall make a payment under this ARTICLE 9 of all or any of the obligations under the Transaction Documents (other than financial accommodations made to that Guarantor for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if each Guarantor had paid the aggregate obligations under the Transaction Documents satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantor as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Obligations (other than Unasserted Contingent Obligations) under the Transaction Documents and termination of the Transaction Documents (including all commitments (if any) to lend hereunder), such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this ARTICLE 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 9.7 is intended only to define the relative rights of Guarantor and nothing set forth in this Section 9.7 is intended to or shall impair the obligations of Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 9.1. Nothing contained in this Section 9.7 shall limit the liability of any Credit Party to pay the financial accommodations made directly or indirectly to that Credit Party and accrued interest, fees and expenses with respect thereto for which such Credit Party shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Guarantor against other Guarantor under this Section 9.7 shall be exercisable upon the payment in full in cash of the Obligations (other than Unasserted Contingent Obligations) under the Transaction Documents and the termination of the Transaction Documents.

Section 9.8 Liability Cumulative. The liability of each Guarantor under this ARTICLE 9 is in addition to and shall be cumulative with all liabilities of each other Credit Party to the Lender and other Holders under this Agreement and the other Transaction Documents to which such Credit Party is a party or in respect of any obligations under the Transaction Documents or obligation of the other Credit Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 9.9 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Credit Parties under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Credit Parties hereunder forthwith on demand by the Lender or other Holders.

Section 9.10 Benefit to Credit Parties. All of the Credit Parties and their Subsidiaries are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person. Each Credit Party and each Subsidiary will derive substantial direct and indirect benefit from the purchase and sale of the Note hereunder.

ARTICLE 10

RIGHTS UPON EVENT OF DEFAULT

Section 10.1 Event of Default. Each of the following events shall constitute an “Event of Default”:

(a) any Credit Parties’ failure to pay to the Lender and/or Holders: (i) when and as due under this Agreement and the Note, any amount of principal, or (ii) within five (5) days after the same shall become due under this Agreement, the Note, the Warrants or any other Transaction Documents, interest (including interest calculated at the Default Rate), redemptions or other amounts (including, without limitation, Borrower’s failure to pay any redemption payments or amounts hereunder, under the Note or under the Warrants);

(b) any default occurs and is continuing with respect to, or any redemption of or acceleration prior to maturity of, any Indebtedness of any of the Credit Parties or any of their Subsidiaries, including, without limitation, the Indebtedness represented by the Prior Convertible Notes; provided, that, in the event that any such default or acceleration of indebtedness is cured or rescinded by the holders thereof prior to acceleration of the Note, no Event of Default shall exist as a result of such cured default or rescinded acceleration; provided further that if the default relates to a matter where the creditor is subject to the Intercreditor Agreement and pursuant to that agreement has agreed not to take action to enforce the obligation, then such default shall not be deemed a default hereunder.

(c) (i) Any of the Credit Parties, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”): (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, or to the conversion of an involuntary case to a voluntary case, (C) consents to the appointment of or taking of possession by a receiver, trustee, assignee, liquidator or similar official (a “Custodian”) for all or a substantial part of its property, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is Insolvent or is otherwise generally unable to pay its debts as they become due; or (ii) the board of directors (or similar governing body) of Borrower or any of its Subsidiaries (including the Guarantor) (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to in this Section 10.1(c) or Section 10.1(d); provided however the terms of this Section 10.1(c) or any of the other subsections of this Section 10.1 shall not apply to RCF;

(d) a court of competent jurisdiction: (i) enters an order or decree under any Bankruptcy Law, which order or decree (A) (1) is not stayed or (2) is not rescinded, vacated, overturned, or otherwise withdrawn within thirty (30) days after the entry thereof, and (B) is for relief against any of the Credit Parties in an involuntary case, (ii) appoints a Custodian over all or a substantial part of the property of any of the Credit Parties or their Subsidiaries and such appointment continues for thirty (30) days, (iii) orders the liquidation of any of the Credit Parties, or (iv) issues a warrant of attachment, execution or similar process against any substantial part of the property of any of the Credit Parties;

(e) a final judgment or judgments for the payment of money in excess of $500,000 or that otherwise could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect are rendered against the any of the Credit Parties and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay, unless (in the case of a monetary judgment) such judgment is covered by third-party insurance, so long as the applicable Credit Party provides the Lender a written statement from such insurer (which written statement shall be reasonably satisfactory to the Lender) to the effect that such judgment is covered by insurance and such Credit Party will receive the proceeds of such insurance within thirty (30) days following the issuance of such judgment;

(f) any Credit Party breaches any covenant, or other term or condition of any Transaction Document or any other agreement with the Lender or any other Holder, except: (i) in the case of a breach of a covenant or other term or condition of any Transaction Document (other than Sections 8.1, 8.2, 8.3, 8.4 through 8.15, 8.17 8.18, 8.22 through 8.28, and 8.32 through 8.35 of this Agreement) which is curable, only if such breach continues for a period of fifteen (15) days following delivery of notice of breach from a Holder, and (ii) a breach addressed by the other provisions of this Section 10.1;

(g) a Change of Control occurs;

(h) any representation or warranty made by any Credit Party herein or any other Transaction Document is breached or is false or misleading, each in any material respect;

(i) any default or “Event of Default” or similarly defined term occurs and is continuing with respect to any of the other Transaction Documents;

(j) the repudiation by any Credit Party of any of its obligations under this Agreement or under any Security Document, or any Security Document or any term thereof shall cease to be, or is asserted by any Credit Party not to be, a legal, valid and binding obligation of any Credit Party enforceable in accordance with its terms;

(k) any Lien against the Collateral intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, first priority perfected Lien (to the extent that any Transaction Document obligates the parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens are permitted by the terms of the Transaction Documents to have priority) in the Collateral (except as expressly otherwise provided under and in accordance with the terms of such Transaction Document);

(l) any material provision of any Transaction Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Credit Party, or a proceeding shall be commenced by any Credit Party, or by any Governmental Authority having jurisdiction over such Credit Party, seeking to establish the invalidity or unenforceability thereof, or any Credit Party shall deny that it has any liability or obligation purported to be created under any Transaction Document;

(m) the material breach by any Credit Party of an agreement or agreements (in each case, other than a Transaction Document) to which it is a party that involves the payment to or by such Credit Party, individually or in the aggregate, of more than $500,000 (whether by set-off or otherwise) in any six (6) month period;

(n) except in accordance with Section 8.8, any Credit Party or Subsidiary liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course;

(o) if any of Alan Kelley, Richard Gross, Marc Sylvester or Jim Trettel shall, at any time for any reason, cease to be employed by the Borrower in the same position and with duties substantially similar to those held as of the Closing Date, unless a replacement reasonably satisfactory to the Lender shall have been appointed and employed within sixty (60) days of such individual’s cessation of employment;

(p) (i) there occurs one or more ERISA Events which individually or in the aggregate result(s) in or could reasonably be expected to result in liability of the Credit Parties or any of their Subsidiaries in excess of $500,000 during the term hereof; or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code;

(q) any default or event of default (monetary or otherwise) shall occur with respect to any Material Contract and the obligations under such Material Contract are accelerated or such Material Contract is terminated; provided however, if the Material Contract relates to one or more Contracted Units and at the time of such breach, MES has in place a sufficient number of Contracted Units exclusive of the Contracted Units subject to the breach to meet the performance covenants set forth in Section 8.1 hereof, then event shall not be deemed to constitute a breach of this Section 10.1(q), however, it may constitute a breach of another subsection of this Section 10.1;

(r) Borrower shall engage in any business activities other than (i) its ownership of the equity securities of equity interests in its Subsidiaries, and such other activities as Lender may consent to from time to time in Lender’s sole discretion; (ii) activities incidental to maintenance of its corporate existence, and (iii) performance of its obligations under the Transaction Documents to which it is a party;

(s) an event resulting in the Common Stock no longer being quoted on the Principal Market or listed on any other Eligible Market for a period of 30 consecutive days; failure to comply with the requirements for continued quotation or listing on the Principal Market or Eligible Market, as the case may be, for a period of thirty (30) consecutive trading days; or notification from the Principal Market or Eligible Market that the Borrower is not in compliance with the conditions for such continued quotation or listing, as the case may be, and such non-compliance continues for thirty (30) days following such notification; or

(t) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect.

Section 10.2 Acceleration Right.

(a) Promptly after having knowledge of the occurrence of an Event of Default, the Borrower shall deliver written notice thereof in accordance with Section 8.3(c) via email, facsimile and overnight courier (an “Event of Default Notice”) to the Lender. At any time after the earlier of the Lender’s and the Holders’ receipt of an Event of Default Notice and the Lender and any other Holders becoming aware of an Event of Default which has not been cured or waived, the Lender or such other Holders may require the Borrower to redeem all or any portion of the Notes (an “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Borrower, which Event of Default Redemption Notice shall indicate the portion of the Note that the Lender or any other Holders are requiring the Borrowers to redeem; provided, that upon the occurrence of any Event of Default described in Section 10.1(c) or Section 10.1(d), the Note, in whole, shall automatically, and without any action on behalf of the Lender or any other Holders, be redeemed by the Borrower. The Note shall be redeemed by the Borrower at a price equal to one hundred five percent (105%) of the outstanding principal amount of the Notes, plus accrued and unpaid interest and all other amounts due under the Transaction Documents (the “Event of Default Redemption Price”).

(b) In the case of an Event of Default Redemption, the Borrower shall deliver the applicable Event of Default Redemption Price to the Lender within five (5) Business Days after the Borrower’s receipt of the Event of Default Redemption Notice. The redemption obligations herein are subject to the terms of the Intercreditor Agreement.

Section 10.3 Consultation Rights. Without in any way limiting any remedy that the Lender or other Holders may have, at law or in equity, under any Transaction Document (including under the foregoing provisions of this ARTICLE 10) or otherwise, upon the occurrence and during the continuance of any Event of Default, upon the request of the Lender and/or any other Holders, the Credit Parties shall hire or otherwise retain a consultant, advisor or similar Person reasonably acceptable to the Lender and the Credit Parties to advise the Credit Parties with respect to their business and operations.

Section 10.4 Other Remedies. Upon the occurrence and continuance of any Event of Default, and the expiration of any applicable cure period, and in every such event, Lender and any of the other Holders may: (i) without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, exercise all of the remedies of a secured party and mortgage holder under applicable law, including, but not limited to, the UCC, and all of its rights and remedies under the Security Documents (ii) require the Credit Parties make the Collateral and the records pertaining to the Collateral available to the Lender at a place designated by the Lender which is reasonably convenient or may take repossession of the Collateral and the records pertaining to the Collateral without the use of any judicial process and without any prior notice thereof to the Credit Parties, (iii) sell any or all of the Collateral at public or private sale upon such terms and conditions as Lender may reasonably deem proper, and Lender may purchase any or all of the Collateral at any such sale, and apply the net proceeds, after deducting all costs, expenses and attorneys’ fees incurred at any time in the collection of the indebtedness of the Credit Parties to the Lender and in the protection and sale of the Collateral, to the payment of said indebtedness, returning the remaining proceeds, if any, to the Credit Parties, with the Credit Parties remaining liable for any amount remaining unpaid after such application; (iv) grant extensions, compromise claims and settle Accounts Receivable for less than face value, all without prior notice to the Credit Parties or their Subsidiaries, as applicable; (v) use, in connection with any assembly or disposition of the Collateral, the Intellectual Property Rights and any other trademark, trade name, trade style, copyright, patent right or technical process used or utilized by the Credit Parties or their Subsidiaries, as applicable, (vi) cause the Credit Parties or their Subsidiaries, as applicable, to transmit and deliver to the Lender in the form received, all cash, checks, drafts and other instruments for the payment of money (properly endorsed, where required, so that such items may be collected by Lender) which may be received by the Credit Parties or their Subsidiaries, as applicable, at any time in full or partial payment of any Collateral and the Credit Parties or their Subsidiaries, as applicable, shall not commingle any such items which may be so received by the Credit Parties or their Subsidiaries, as applicable, with any other of their funds or property but shall hold them separate and apart from their own funds or property and in trust for the Lender until delivery is made to Lender; (vii) instruct the Credit Parties or their Subsidiaries, as applicable, at the Credit Parties’ expense, to notify any parties obligated on any of the Collateral, including, but not limited to, any Account Debtors, to make payment directly to the Lender of any amounts due or to become due thereunder, or the Lender may directly notify such obligors of the security interest of the Lender, and/or of the assignment to the Lender of the Collateral and direct such obligors to make payment to the Lender of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon, (viii) enforce collection of any of the Collateral, including, but not limited to, any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder, (ix) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon, (x) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Lender as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Credit Parties or their Subsidiaries, as applicable, hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Lender’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Credit Parties or other Person liable to the Lender for the Obligations, (xi) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Security Documents, or any of the Obligations, or the Lender’s rights hereunder, under the Note or with respect to any of the Obligations and (xii) exercise all of its rights and remedies against the Guarantor under the guaranty provisions of Article 9 hereof. The remedies provided herein, in the Note and the Security Documents shall be cumulative and in addition to all other remedies available under any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Lender’s or any Holder’s right to pursue actual and consequential damages for any failure by the Credit Parties to comply with the terms of this Agreement, the Note and the other Transaction Documents. Amounts set forth or provided for herein and in the Note with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Lender and the other Holders and shall not, except as expressly provided herein, be subject to any other obligation of the Credit Parties (or the performance thereof). Each of the Credit Parties acknowledges that a breach by it of its obligations hereunder and under the Note and the other Transaction Documents may cause irreparable harm to the Lender and any other Holders and that the remedy at law for any such breach may be inadequate. The Credit Parties therefore agree that, in the event of any such breach or threatened breach, the Lender and other Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Payment of Expenses. The Borrower, on behalf of the Credit Parties, shall reimburse: (a) Lender on demand for all reasonable costs and expenses, including, without limitation, reasonable legal expenses and reasonable invoiced attorneys’ fees of outside counsel, incurred by Lender in connection with the: (i) documentation and consummation of the transactions contemplated hereunder and under the other Transaction Documents, including, without limitation, UCC and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review (including due diligence review) costs incurred in connection therewith; (ii) collection, protection or enforcement of any rights in or to the Collateral; and (iii) collection of any Obligations; and (b) Lender and any other Holders on demand for all reasonable costs and expenses, including, without limitation, reasonable legal expenses and reasonable invoiced attorneys’ fees of one outside counsel incurred by Lender or any other Holders, in connection with: (i) the administration and enforcement of Lender’s and any other Holder’s rights under this Agreement or any other Transaction Document (including, without limitation, any costs and expenses of any third party provider engaged by Lender for such purposes); (ii) any refinancing or restructuring of the Note whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise, and whether or not consummated; and (iii) any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Lender or other Holders), that may be payable in connection with the Note contemplated by this Agreement and the other Transaction Documents. All such costs, expenses and charges shall constitute Obligations hereunder, shall be payable by the Credit Parties to the Lender and other Holders on demand, and, until paid, shall bear interest at the highest rate then applicable to Note hereunder. Without limiting the foregoing, if: (a) any Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or Lender or any other Holder otherwise takes action to collect amounts due under such Note or to enforce the provisions of such Note or (b) there occurs any bankruptcy, reorganization, receivership of any Credit Party or other proceedings affecting creditors’ rights and involving a claim under such Note, then the Credit Parties shall pay the costs incurred by Lender or such other Holders for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees (limited to one outside counsel for the Lender and the other Holders, and disbursements (including such fees and disbursements related to seeking relief from any stay, automatic or otherwise, in effect under any Bankruptcy Law).

Section 11.2 Governing Law; Jurisdiction; Jury Trial; Damages. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY. No party shall assert, and each waives, any claim against the other parties or any Indemnitees on any theory of liability for special, indirect, consequential or punitive damages arising out of, in connection with or as a result of, this Agreement of any of the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 11.3 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile or other electronic signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or electronic signature.

Section 11.4 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 11.5 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 11.6 Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Lender, the Credit Parties, their Subsidiaries and Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Credit Parties or any Lender makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement, the Note or any of the other Transaction Documents may be amended or waived other than by an instrument in writing signed by the Credit Parties and the Lender (provided, that no amendment or waiver hereof shall increase any Lender’s obligations hereunder or materially adversely affect the rights of such Lender hereunder, in either case, without such Lender’s written consent; and provided, further, no amendment or waiver shall extend the due date of any payment hereunder or under the Note, decrease the amount of interest or other compensation payable hereunder or under the Note, or modify Section 8.1 without the consent of the Lender), and any amendment or waiver to this Agreement made in conformity with the provisions of this Section 11.6 shall be binding on all Lenders and holders of Securities, as applicable. No such amendment or waiver shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding. To the extent that there are more than one Note outstanding, any action to be taken by the Holders shall be deemed approved by all the Holders if approved by Holders holding in excess of 50% of the outstanding unpaid principal amount of Notes.

Section 11.7 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to any of the Credit Parties :

Midwest Energy Emissions Corp.
Attn: Alan Kelley, CEO
500 W Wilson Bridge Rd Ste 140
Worthington, OH 43085
Phone: (614) 505-6115 x104
Fax: (614) 505-7377
E-mail: akelley@midwestemissions.com

In each case, with a copy (for informational purposes only):

Taft Stettinius & Hollister LLP
Attn: Mitchell D. Goldsmith
111 E. Wacker Drive, Suite 2800
Chicago, Illinois 60601-3713
Phone: (312) 836-4006
Fax: (312) 275-7569
E-mail: mgoldsmith@taftlaw.com

If to the Transfer Agent:

Transfer Online
512 SE Salmon Street
Portland, Oregon 97214-3444
Phone: (503) 227-2950
Fax: (503) 227-6874
If to the Lender:
Alterna Capital Partners LLC
Attn:Samir Patel
15 River Road, Suite 320
Wilton, Connecticut 06897
Phone: (203) 210-7672
Fax: (203) 563-9210
E-Mail: samir.patel@alternacapital.com

With a copy to (for informational purposes only):

Levenfeld Pearlstein, LLC
Attn: David B. Solomon
2 North LaSalle Street-Suite 1300
Chicago, IL 60602
Phone: (312) 476-7526
Fax:(312) 346-8434
E-Mail: dsolomon@lplegal.com

or to such other address and/or facsimile number and/or email and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt: (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile, e-mail or receipt from an overnight courier service in accordance with clauses (i), (ii) or (iii) above, respectively.

Section 11.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including any purchasers of the Note or the Warrants. None of the Credit Parties shall assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the Holders of the Note. Lender may assign some or all of its rights and obligations hereunder in connection with the transfer of any of its Note with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required during the existence of an Event of Default (but which consent will be required at all times for transfers to a direct competitor of the Credit Parties) or in connection with an assignment or transfer to an Affiliate (determined without regard to clause (i) of the definition thereof) of Lender, in which event such assignee shall be deemed to be the Lender hereunder with respect to such assigned rights and obligations, and the Credit Parties shall use their best efforts to ensure that such transferee is registered as a Holder and that any Liens on the Collateral shall issue one or more Notes as provided in Section 2.7 hereof.

Section 11.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 11.10 Survival. The representations, warranties, agreements and covenants of the Credit Parties and the Lenders contained in the Transaction Documents shall survive the Closing. Lender shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

Section 11.11 Further Assurances. Each Credit Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.12 Indemnification. In consideration of each Lender’s execution and delivery of the Transaction Documents and acquiring the Note and Warrant thereunder and in addition to all of the Credit Parties’ other obligations under the Transaction Documents, the Credit Parties shall jointly and severally defend, protect, indemnify and hold harmless each Lender and each other Holder of any Note and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by any Credit Party in this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of any Credit Party contained in this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) the present or former status of any Credit Party as a U.S. real property holding corporation for federal income tax purposes within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, if applicable, (d) any claim for placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Lenders or their investment advisors) relating to or arising out of the transactions contemplated hereby or (e) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of any Credit Party) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Note and Warrants, or (iii) the status of such Lender or other Holder of the Note as a lender to the Borrower pursuant to the transactions contemplated by the Transaction Documents. The foregoing notwithstanding, the Credit Parties shall not be obligated to indemnify the Indemnitees to the extent that the Indemnified Liabilities resulted from the gross negligence or wilful misconduct of the Indemnitees, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. To the extent that the foregoing undertakings by the Credit Parties may be unenforceable for any reason, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The agreements in this Section 11.12 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Transaction Documents.

Section 11.13 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 11.14 Waiver. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder or any of the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 11.15 Payment Set Aside. To the extent that any of the Credit Parties makes a payment or payments to the Lenders hereunder or pursuant to any of the other Transaction Documents or the Lender enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to any of the Credit Parties, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.16 Joint and Several Liability. The Credit Parties hereby agree that such Credit Parties are jointly and severally liable for the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Lender. The Credit Parties agree that their obligations under this Agreement shall not be discharged until payment and performance, in full in cash, of the Obligations has occurred and termination of all commitments to lend under this Agreement, and that its obligations under this Agreement shall be absolute and unconditional, irrespective of, and unaffected by:

(a) the validity, enforceability or any future amendment of, or change in, this Agreement, any other Transaction Document or any other agreement, document or instrument to which any Credit Party is or may become a party;

(b) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Lender in respect thereof (including the release of any such security); or

(c) the insolvency of any Credit Party or any Subsidiary of a Credit Party.

Section 11.17 Termination. This Agreement shall terminate upon the payment in full in cash of the Obligations (other than Unasserted Contingent Obligations); provided, however, this Agreement shall be reinstated if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any holder of the Obligations or any representative of such holder and the Obligations, or portion thereof, intended to have been satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. Anything herein to the contrary notwithstanding, the provisions of Sections 2.6, 2.10, 2.11, 11.1, 11.12 and this 11.17 shall survive any such termination and payment in full of the Obligations, and shall inure to the benefit of any Person that at any time held a right thereunder (as a Holder, an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

BORROWER: MIDWEST ENERGY EMISSIONS CORP.

By:
Name:
Its:

GUARANTOR: MES, INC.

By:
Name:
Its:

LENDER: AC MIDWEST ENERGY LLC

By:
Name:
Its: